Exhibit 2.1
EXECUTION VERSION
AMENDED AND RESTATED
ASSET PURCHASE AND TECHNOLOGY LICENSE AGREEMENT
This Amended and Restated Asset Purchase and Technology License Agreement is made and entered into as of this 17th day of September, 2008 (“Effective Date”) by and between Dot Hill Systems Corp., a Delaware corporation (“Buyer”) and Ciprico Inc., a Delaware corporation (“Seller”).
Recitals
     A. Seller is a provider of intelligent storage software solutions for servers, professional workstations and digital media workflows (the business that Seller is engaged in, the “Business”).
     B. Buyer and Seller entered into that certain Asset Purchase and Technology License Agreement dated September 16, 2008 (the “Initial Agreement”).
     C. Buyer and Seller desire to enter into this Amended and Restated Asset Purchase and Technology License Agreement to replace the Initial Agreement in its entirety.
     D. Seller wishes to sell to Buyer certain of the assets used in connection with the Business at the price and on the other terms and conditions specified in detail below, and Buyer wishes to so purchase and acquire such assets from Seller.
     E. Buyer desires to grant and Seller desires to receive licenses relating to certain other of such assets of the Business, subject to and in accordance with the terms and conditions set forth in this Agreement.
     F. Seller desires to grant and Buyer desires to receive licenses relating to certain other of such assets of the Business, subject to and in accordance with the terms and conditions set forth in this Agreement.
Agreement
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:
     “Acquired Assets” shall have the meaning set forth in Article 2.1(a) hereof.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Affiliated Group” means an affiliated group as defined in section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which Seller is or has been a member.
     “Agreement” means this Asset Purchase and Technology License Agreement, including all the Schedules hereto, as the same may be amended, modified or waived from time to time in accordance with its terms.
     “Allocation” shall have the meaning set forth in Article 3.4, hereof.
     “Alternative Transaction” means any transaction occurring after Effective Date involving the consummation of the sale pursuant to section 363(b) of the Bankruptcy Code of all or a material portion of the Acquired Assets by the Seller to a purchaser or purchasers other than the Buyer and/or one or more of its Affiliates at any time during the pendency of the Chapter 11 Case. Without limiting the foregoing, An Alternative Transaction shall include any sale to any of the Seller’s secured creditors, including a bid or bids made for the Acquired Assets pursuant to Bankruptcy Code section 363(k).
     “Appliances” shall mean computer storage appliance products, and related solutions and services. By way of example only and without limitation, such computer storage appliance products currently produced, marketed, or sold by Seller include Seller’s DiMeda®, MediaVault™, and Talon™ product lines, and such future storage appliance solutions as Seller may bring to market from time to time.
     “Assumed Executory Contracts” means all Contracts identified in Schedule 2.1(a)(iv).
     “Assumed Obligations” shall have the meaning set forth in Article 2.2(a) hereof.
     “Auction” shall mean the auction conducted by Seller pursuant to the Bidding Procedures Order and Article 9.2(c) hereof for substantially all of the Acquired Assets.
     “Bankruptcy Code” means Title 11 of the United States Code.
     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Minnesota.
     “Bid” or “Bids” shall have the meaning set forth in Article 7.9 hereof.
     “Bidders” shall have the meaning set forth in Article 7.9 hereof.
     “Bidding Procedures Order” means the order of the Bankruptcy Court, in the form reasonably acceptable to the Buyer which includes, among other things, (i) the Breakup Fee, Expense Reimbursement and all other payments to Buyer arising under this Agreement as obligations of the Seller having super-priority as administrative expenses under section 364(c)(1) of the Bankruptcy Code in the Chapter 11 Case, (ii) Buyer’s designation as the stalking horse bidder together with the provisions of this Agreement to be performed by Seller before the Closing; (iii) obligations setting a deadline for the filing of objections to the entry of the Sale Order, (iii) scheduling the Auction in accordance with the terms of this Agreement, (iv) scheduling the Sale Hearing, (v) providing for competitive bidding procedures pursuant to which competing offers may be solicited, made and accepted and containing the terms specified in Articles 9.2(c) and 12.2 hereof and (vi) approving and implementing the provisions of Articles 7.6, 7.7, 9.2(c) and 12.2 hereof.
     “Books and Records” means all records and lists of Seller related solely to the Acquired Assets including: all analysis reports, marketing reports and creative material pertaining to the Acquired Assets, all records relating to past or present customers, suppliers or personnel of Seller (including customer lists, mailing address lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers and any other written or electronic identifiable data relating to past or present customers or suppliers of the Business with regard to the Acquired Assets which has been created by Seller or its representatives, agents or employees), all records relating to all product, business and marketing plans of Seller, and all books, ledgers, files, reports, plans, drawings and operating records of every kind of Seller; provided, however, “Books and Records” shall not include Seller’s minute books, stock books and Tax Returns.
     “Breakup Fee” shall have the meaning set forth in Article 9.2(c)(i) hereof.
     “Broadcom License” shall mean the intellectual property licensed to Seller by Broadcom Corporation (“Broadcom”) pursuant to that certain Technology License and Asset Purchase Agreement between Broadcom and Seller dated June 6, 2006, as amended by the First Amendment to the Technology License and Asset Purchase Agreement, dated June 30, 2008, between Broadcom and Seller, including but not limited to the RAIDCore Licensed Technology.
     “Business” shall have the meeting set forth in Recital A, above.
     “Buyer” shall have the meaning set forth in the preamble hereof.
     “Chapter 11 Case” the case commenced by Seller, on the Petition Date, under chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court, Case No. BKY 08 — 43731.
     “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.
     “Closing” shall have the meaning set forth in Article 11.1 hereof.
     “Closing Date” shall have the meaning set forth in Article 11.1 hereof.
     “Closing Note” shall have the meaning set forth in Article 3.1(a)(iv) hereof.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 28, 2008, between Buyer and Seller.

     “Contract” means any agreement, contract, lease, commitment or other binding arrangement or understanding, whether written or oral, to which Seller is a party and which Seller is permitted under the Bankruptcy Code and applicable law to assume and assign other than an Employee Benefit Plan.
     “Damages” shall have the meaning set forth in Article 14.1.
     “DIP Loan” means the Post-Petition Loan and Security Agreement and related promissory note and loan documents, dated August 28, 2008.
     “Disclosure Schedules” shall have the meaning set forth in Article 5.1 hereof.
     “Dollars” or “$” means dollars of the United States of America.
     “Employee Compensation Obligations” shall mean any obligations of the Seller, whether they arose before or after the Petition Date, with respect to any unpaid wages, salary, health benefits, severance obligations, change of control obligations, unused vacation or sick leave earned and accrued (to the extent not paid) or similar Liability, with respect to all employees, former employees, retirees of Seller, or any dependents or beneficiaries thereof and the Rehired Employees.
     “Excluded Assets” shall have the meaning set forth in Article 2.3 hereof.
     “Excluded Contracts” shall have the meaning set forth in Article 2.3(a) hereof.
     “Excluded Environmental Liabilities” means any Liability or investigatory, corrective or remedial obligation, arising under environmental Laws with respect to Seller or any predecessor or Affiliate of Seller, arising out of or relating to the operation, use or environmental condition of the Business, the Acquired Assets prior to the Closing (including any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of, or exposure to Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any Disclosure Schedule.
     “Excluded Liabilities” shall have the meaning set forth in Article 2.4 hereof.
     “Expense Reimbursement” shall have the meaning set forth in Article 9.2(c)(i) hereof.
     “Facility” means Seller’s lease of that certain real property located at 7003 Lake Street West, Suite 400, St. Louis Park, Minnesota.
     “Facility Payment” is defined in Article 9.11(c).
     “Facility Services” means, (i) the right of Buyer and Rehired Employees to use and occupy a portion of the Facility, and (ii) all costs and fees associated with Buyer and Rehired Employees’ use and occupancy of the Facility, including utilities, telephone, internet connections, taxes, equipment, supplies and janitorial services.
     “Field of Use” shall mean use as installed in or embedded in Appliances.

     “Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition has been filed.
     “GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.
     “HBA Intellectual Property” means the Intellectual Property reasonably necessary to reproduce, modify, manufacture, troubleshoot, implement, interface and integrate with, and distribute the host bus adapter cards manufactured, sold, or distributed by Buyer, including board layouts, BOMs, manufacturing processes, chip designs, mask works, specifications, know-how, trade secrets, software, tooling, molds, supplier lists, and the source code for any software comprising part of the RAIDCore Assets or RAIDCore Licensed Technology, including any improvements to any of the foregoing, including the assets and materials set forth in Exhibit 1.1(a).
     “Highest or Best Bid” shall have the meaning set forth in Article 9.2(c)(vii) hereof.
     “Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees and similar obligations of such Person, (vi) all accrued interest, fees and charges in respect of any indebtedness and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.
     “Intellectual Property” shall mean, all of the following in any jurisdiction in the world, (i) inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents, patent applications, patent disclosures and all prosecution history files, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and counterparts thereof; (ii) works of authorship (whether or not copyrightable), and copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; (iii) trade secrets and other confidential or proprietary information (including, where confidential or proprietary, ideas, research and development, formulas, software, compositions, manufacturing, production and other processes and techniques, methods, designs, technical and other data, charts, plans, diagrams, drawings and specifications, customer and supplier lists and business, marketing and other plans, studies and proposals); (iv) computer software (including source code, executable code data, databases and documentation) and systems; (v) copies and tangible embodiments of any of the foregoing in whatever form or medium; (vi) all other intellectual property, proprietary rights and all other general intangibles (including rights relating to products under development); and (vii) the right to sue and recover for any past, present or future infringement, misappropriation, dilution or any other causes of action, and to recover or collect any damages, proceeds, income, royalties or other payments in connection with or relating to any of the foregoing. A Schedule of patents, patent applications, trademarks, service marks, logos, and registered copyrights is attached hereto and marked as Exhibit 1.1(b).
     “Instruments of Assignment” means those documents and instruments necessary for the Seller to effect the sale, conveyance, assignment, transfer and delivery of the Acquired Assets to Buyer or its designees, including assignment and assumption agreements, bills of sale and other documents of assignment and transfer, all in form and substance reasonably satisfactory to Buyer, each in recordable form to the extent necessary to duly assign such rights to Buyer.
     “Knowledge” or “Knowledge of Seller” shall mean the actual knowledge of each of Seller’s Chief Executive Officer and Chief Financial Officer.
     “Law” means any law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Authority, or common law.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.
     “Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Buyer is a successor, transferee or continuation of Seller or the Business, and (iv) any leasehold interest, license or other right, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Macrovision License” means that certain “Software License and Services Agreement, dated September 13, 2007 by and between Seller and Macrovision Corporation.
     “Material Adverse Change” or “Material Adverse Effect” means any event, condition, development or effect that individually or in the aggregate with all other events, changes, conditions, developments and effects, is or is reasonably likely to be materially adverse to (i) the Acquired Assets and Assumed Obligations or (ii) the ability of Seller to perform its obligations under this Agreement, provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or a Material Adverse Effect: (a) changes in economic conditions generally or in the industries in which Seller operates, except to the extent such changes have a disproportionate effect on Seller, (b) any change of Law, accounting standards or regulatory policy, (c) changes or adverse conditions in the securities markets, including those relating to debt financing, except to the extent such changes have a disproportionate effect on Seller, and (d) any actions specifically required to be taken pursuant to this Agreement.
     “NAS Intellectual Property” means all of the following in any jurisdiction throughout the world, but only as it relates to the NAS source code and related technology for Seller’s Networked-Attached Storage and utility software as it exists on the Closing Date: (i) computer software (including source code, executable code data, databases and documentation) and systems; (ii) copies and tangible embodiments of any of the foregoing in whatever form or medium; (iii) inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents, patent applications, patent disclosures and all prosecution history files, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and counterparts thereof; (iv) works of authorship (whether or not copyrightable), and copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; (v) trade secrets, know-how and other confidential, proprietary or business information (including ideas, research and development, formulas, compositions, designs, technical and other data, charts, plans, and diagrams); and (vi) the right to sue and recover for any future infringement, misappropriation, dilution or any other causes of action, and to recover or collect any damages, proceeds, income, royalties or other payments in connection with or relating to any of the foregoing. An Exhibit describing the NAS Intellectual Property is attached hereto and marked as Exhibit 1.1(c).
     “NAS Agreement” means that certain “NAS Joint Ownership Agreement” between Buyer and Seller by which Buyer and Seller shall become the joint owners of the NAS Intellectual Property.
     “NAS Rights” means the rights and interests that Buyer obtains under the NAS Agreement.
     “Net Revenue” (i) means gross sales less adjustments as in accordance with generally accepted accounting principles (GAAP) adopted by and stated in Buyer’s SEC filings (ii) means for purposes of service and maintenance contracts, revenue recognized on a straight line basis over the contract service period; and (iii) shall only exclude units shipped on a zero revenue base related specifically to customer evaluation and potential customer evaluation, demonstration or loan until such time, if any, that a purchase order including the applicable price is obtained.
     “Obligations” means all sums due and owing from Seller to Buyer under the DIP Loan.
     “Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.
     “Ordinary Course of Business” means the operation of the Business by Seller in the usual and ordinary course in a manner substantially similar to the manner in which Seller operated on the Effective Date, subject to any obligations as a debtor under the Bankruptcy Code or any order of the Bankruptcy Court.

     “Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.
     “Permitted Liens” means easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personally that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto.
     “Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.
     “Petition Date” means July 28, 2008.
     “Proceeding” means any claim, charge, complaint, dispute, demand, action, investigation, inquiry, audit, suit in equity or at Law, administrative, regulatory or quasi-judicial proceeding, arbitration, account, contribution, and/or other causes of action of whatever kind or character.
     “Purchase Price” shall have the meaning set forth in Article 3.1 hereof.
     “Qualifying Bid” shall have the meaning set forth in Article 9.2(c)(vi) hereof.
     “RAIDCore Assets” shall mean all Intellectual Property owned by Seller that exists at Closing and is associated with, modifies, or implements the RAIDCore Licensed Technology.
     “RAIDCore License” is defined at Article 4.1.
     “RAIDCore Licensed Technology” shall mean that certain Intellectual Property set forth in Exhibit 1.1(d) hereto, and software that is designed to control a disk storage subsystem consisting of multiple hard disk drives to share or replicate data among the drives in accordance with industry standard RAID (Redundant Array of Independent Drives) level definitions, licensed to Seller by Broadcom, pursuant to the Broadcom License.
     “Rehired Employees” shall have the meaning set forth in Article 9.10(a) hereof.
     “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.
     “Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.
     “Sale Motion” shall have the meaning set forth in Article 7.6(b) hereof.
     “Sale Order” means the Final Order of the Bankruptcy Court, in form reasonably acceptable to the Buyer and to be filed with the Bankruptcy Court on or before two (2) business days before the Sale Hearing to be entered by the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code.
     “Schedules” means the schedules attached hereto (including the Disclosure Schedules).
     “Seller” shall have the meaning set forth in the preamble hereof.

     “Seller Intellectual Property” means the NAS Intellectual Property, the HBA Intellectual Property, the RAIDCore Assets and the RAIDCore Licensed Technology.
     “Subsequent Payments” is defined in Article 3.2.
     “Subsidiary” means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
     “Tax” and, with correlative meaning, “Taxes” mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).
     “Tax Return” means any report, return, declaration, claim for refund or other information or statement relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     “Third Party” means any Person other than Seller, Buyer or any of their respective Affiliates.
     “Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

     “WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Minnesota statutes or provisions, if any.
     1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:
          (a) the singular includes the plural;
          (b) “includes” and “including” are not limiting;
          (c) “may not” is prohibitive and not permissive; and
          (d) “or” is not exclusive.
ARTICLE 2
ACQUIRED ASSETS
     2.1 Purchase and Sale of Acquired Assets.
          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, contribute, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, Claims, and other interests and encumbrances (whether arising prior to or subsequent to the Chapter 11 Case, but except for the Assumed Obligations and Permitted Liens) to the fullest extent allowed by Law, and Buyer shall purchase, acquire and take assignment and delivery of, for the consideration specified in Article 3.1, all properties, assets, rights, titles and interests of every kind and nature, owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, personal and wherever located and by whomever possessed, in and to the following assets (all of the assets to be sold, assigned, transferred and delivered to Buyer hereunder herein called the “Acquired Assets”); provided, that the Acquired Assets shall not include the Excluded Assets retained by Seller pursuant to Article 2.3:
               (i) the RAIDCore Assets;
               (ii) all RAIDCore Licensed Technology;
               (iii) the NAS Rights;
               (iv) all of Seller’s rights existing under the Assumed Executory Contracts, including the Broadcom License (for the avoidance of doubt, a list of such Assumed Executory Contracts is set forth in Schedule 2.1 (a)(iv)), as determined by Buyer, to the extent that such Assumed Executory Contracts (A) have been entered into after the petition for the Chapter 11 Case, (B) have been assumed prior to the date of this Agreement pursuant to an Order of the Bankruptcy Court or (C) are assumed by Seller pursuant to Article 2.1(b);
               (v) as identified in Schedule 2.1(a)(v), all owned machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, computer and information technology equipment and related data, owned by Seller wherever located, but only as it relates to the Acquired Assets;
               (vi) as identified in Schedule 2.1(a)(vi), all owned office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse where any of Seller’s properties and assets may be situated, but only as it relates to the Acquired Assets;
               (vii) as identified in Schedule 2.1(a)(vii), all security deposits and advances, but only as they relate to the Acquired Assets;
               (viii) as identified in Schedule 2.1(a)(viii), all claims, including deposits, prepayments, warranties, guarantees, refunds, reimbursements, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), but only as it relates to the Acquired Assets;
               (ix) copies of all Books and Records, including, but not limited to, data and information that may reside or is otherwise located on equipment, computers or other storage devices that Buyer does not acquire as part of this Agreement;
               (x) other than as set forth on Schedule 2.1(x), all Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies, but only as they relate to the Acquired Assets;
               (xi) the HBA Intellectual Property;
               (xii) as identified in Schedule 2.1(a)(xii), all goodwill as a going concern and all other intangible properties but only as it relates to the Acquired Assets;
               (xiii) as identified in Schedule 2.1(a)(xiii), all of Seller’s rights to be indemnified from Third Parties, but only as they relate to the Acquired Assets;
               (xiv) as identified in Schedule 2.1(a)(xiv), all rights to proceeds under insurance policies, but only as they relate to the Acquired Assets; and
               (xv) as identified in Schedule 2.1(a)(xv), all security deposits relating to Assumed Executory Contracts.
          (b) Notwithstanding anything in this Agreement to the contrary, (i) Buyer may revise Schedule 2.1(a)(iv) to eliminate or add any Contract from Schedule 2.1(a)(iv) and exclude from or include in, as applicable, the definition of Assumed Executory Contracts such Contract by providing written notice to Seller up to two (2) business days prior to the Sale Hearing and (ii) in the case of any such revision, Seller shall give notice to the other parties to any such Contract within twenty-four (24) hours of such addition or elimination, and Seller shall use all reasonable efforts to obtain any necessary Bankruptcy Court approval for the assumption and assignment to Buyer of such additional Assumed Executory Contracts.

          (c) At any time, Seller may immediately move to reject any Excluded Contract upon notice to Buyer and Buyer shall have the right to inform Seller up to fifteen (15) days following the date of the notice thereof to require the Seller to assume and assign such Excluded Contract to Buyer provided any applicable cure costs shall be borne by Buyer.
     2.2 Assignment and Assumption of Liabilities.
          (a) Subject to the terms and conditions set forth in this Agreement, including Article 2.4 hereto, Buyer shall only assume from Seller and thereafter be responsible for the payment, performance or discharge of the Liabilities and obligations of Seller under the Assumed Executory Contracts arising after the Closing (the “Assumed Obligations”).
          (b) Article 2.2(a) shall not limit any claims or defenses Buyer may have against any party other than Seller. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Buyer or Seller.
     2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Buyer hereunder (all of the following are referred to collectively as the “Excluded Assets”):
          (a) the avoidance powers granted to Seller under the Bankruptcy Code and causes of action and remedies granted pursuant to or incorporated in Sections 502, 510, 541(a)(3) and (4), 544, 545, 547 through 551 and 553 of the Bankruptcy Code;
          (b) any leases, including the lease for the Facility, contracts, agreements, licenses, commitments or similar arrangements other than the Assumed Executory Contracts listed on Schedule 2.1(a)(iv) (taking into account any revisions to Schedule 2.1(a)(iv) made by Buyer pursuant to Article 2.1(b)) (the “Excluded Contracts”);
          (c) Cash and cash equivalents as of the Closing Date, and all bank accounts of Seller;
          (d) all rights to proceeds under any director and officer liability insurance policies of Seller for claims arising prior to the Closing;
          (e) all assets maintained pursuant to or in connection with any employee benefit plan;
          (f) all accounts receivable;
          (g) all inventory;
          (h) any Contract related to indebtedness for borrowed money, including the Convertible Note Purchase Agreement between Seller and certain investors dated December 26, 2007;
          (i) any equity securities of any issuer owned by Seller and any notes receivable issued by any shareholder of the Seller in connection with the exercise of Seller’s stock options;

          (j) this Agreement, Seller’s rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof;
          (k) any assets that are not identified in Article 2.1; and
          (l) the corporate minute books of Seller.
     2.4 No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyer will not assume, or in any way be liable or responsible for, any Liability of Seller (including Liabilities relating to the pre-petition or post-petition operation of the Business, the Excluded Assets or to the Acquired Assets (and the use thereof)), whether relating to or arising out of the Business, the Excluded Assets or the Acquired Assets or otherwise, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, except as specifically set forth in Article 2.2, neither Buyer nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any Liability of any kind or nature whatsoever of Seller resulting from, arising out of, relating to, in the nature of, or caused by (a) Indebtedness (other than Assumed Executory Contracts which are capitalized leases), (b) any Excluded Asset or Excluded Contract, (c) Taxes or escheat obligations of any kind or nature, (d) any Claim arising out of facts, events, circumstances, actions or inactions occurring on or prior to the Closing, (e) any employee benefit plan, (f) any Excluded Environmental Liabilities, (g) any Employee Compensation Obligation, (h) any breach of contract, breach of warranty, tort, infringement or other violation of the rights of another Person (including any Seller Intellectual Property rights) or any lawsuits or violations of Law, (i) any other obligation of Seller or any predecessor or Affiliate of Seller whatsoever or any ERISA Affiliate other than the Assumed Obligations, or (j) any Liability of Seller arising under the WARN Act (whether prior to or after Closing), if any, including any such Liabilities arising out of or resulting in connection with the Closing and/or the consummation of the transactions contemplated by this Agreement (collectively, any such obligations, the “Excluded Liabilities”).
     2.5 Deemed Consents. In its notice and motion to assume and assign Contracts to Seller, Debtor shall request that the Bankruptcy Court deem the non-debtor party to such contract or lease to have consented to the sale and the assumption and assignment of said contract or lease, and the Sale Order shall provide and acknowledge such deemed consent.
     2.6 Obligations in Respect of Assumed Executory Contracts. To the extent that any Assumed Executory Contract is subject to a cure pursuant to section 365 of the Bankruptcy Code, Seller shall be responsible for such cure and shall pay any amounts related to such cure obligations; provided, however, that Buyer shall be responsible for any amounts related to such cure obligations under the Macrovision License (the “Cure Costs”). Buyer shall be responsible for paying all costs and expenses accrued under any Assumed Executory Contract subsequent to the Closing Date.
     2.7 Post-Closing Assignment of Contracts. With respect to any Contract which is not set forth on Schedule 2.1(a)(iv), and provided such Contract has not been rejected by Seller pursuant to section 365 of the Bankruptcy Code, upon written notice(s) from Buyer, as soon as practicable, Seller shall take all actions reasonably necessary to assume and assign to Buyer pursuant to section 365 of the Bankruptcy Code any Contract(s) set forth in Buyer’s notice(s), and any applicable cure costs shall be borne by Buyer. The covenant set forth in Article 2.7 shall survive the Closing, subject to the rights of Seller under Article 2.1(c). Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Buyer pursuant to this Article 2.7, such Contract shall be deemed an Assumed Executory Contract and deemed scheduled on Schedule 2.1(a)(iv) under the appropriate heading for all purposes under this Agreement.
ARTICLE 3
CONSIDERATION
     3.1 Purchase Price.
          (a) Purchase Price. The consideration to be paid by Buyer to Seller for the Acquired Assets shall be:
               (i) cash in the amount of $2,250,000, less credit for all outstanding Obligations (the “Cash Purchase Price”);
               (ii) assumption of the Assumed Obligations;
               (iii) Subsequent Payments, if any, as determined in accordance with Article 3.2; and
               (iv) an unsecured promissory note in the form attached hereto as Exhibit 3.1(a)(iv) in the original principal amount of $1,000,000.00 (the “Closing Note”).
          (b) Payment. On the Closing Date, Buyer shall pay and deliver to Seller, by wire transfer of immediately available funds, the Cash Purchase Price.
     3.2 Subsequent Payments. Except as otherwise provided herein, Buyer shall pay to Seller additional payments equal to six and two-thirds percent (6.67%) of the Net Revenue received by Buyer from the RAIDCore Assets, the RAIDCore Licensed Technology and the NAS Rights (the “Subsequent Payments”). Such Subsequent Payments will be (i) paid quarterly within sixty (60) days of the end of the respective calendar quarter, (ii) paid for a time period not to exceed 42 months after the Closing Date, and (iii) equal to 6.67% of Net Revenue received by Buyer from the RAIDCore Assets, the RAIDCore Licensed Technology and the NAS Rights, up to, but not exceeding, $30,000,000 of Net Revenue received by Buyer from any combination of the RAIDCore Assets, the RAIDCore Licensed Technology and the NAS Rights. In the event that RAIDCore is sold in an embedded context, where the price of the embedded RAIDCore component cannot be independently established or verified, the six and two thirds percent (6.67%) royalty provided for above shall be applied to the following allocated RAIDCore component value: When sold with host bus adapter cards, the price allocated to the RAIDCore component will be $35/unit (6.67% royalty= $2.33/unit); when sold as embedded in an appliance that includes at least one motherboard (regardless of the number of such boards and the presence or absence of hard disk drives), then the price allocated to the RAIDCore component will be $50/unit (royalty=$3.34/unit); and when sold in software form only, as part of a bundle that includes other software (e.g. Snapshots, RAID 6, or the like), then the price allocated to the RAIDCore component will be $5.00/unit (royalty=$0.33/unit). For purposes of calculating Subsequent

Payments, when the value of the NAS Rights embedded into products sold are not readily ascertainable or independently verifiable, the Net Revenue received shall be based on 5% of the total price of the end product sold with a maximum of $750 per product sold. Subsequent Payments will be accompanied by reports for applicable products, quantities and revenues of Buyer (“Reports”). Seller, its agents, representatives or advisors (provided the foregoing are subject to the terms of the Confidentiality Agreement) shall be entitled to request for review copies of relevant contracts, books and records and other specifically identified documents in order to confirm the accuracy of the Reports (“Audit.”) Audits may be conducted no more frequently than once a year, only for a period of four (4) years after the Closing, and shall be conducted at the Buyer’s premises (or a location selected by the Buyer) on no less than seven (7) days prior written notice to Buyer. Audits shall be conducted during Buyer’s regular business hours and in a fashion so as not to disturb Buyer’s business operations. Seller shall be responsible for the payment of all fees and costs associated with an Audit. In the event that an Audit results in a finding of the existence of an undisputed (i) underpayment relative to the data set forth in a Report, Buyer shall pay to Seller the difference between the amount already paid to the Seller and the discrepancy within 10 business days, or (ii) overpayment relative to the data set forth in a Report, Seller shall pay Buyer the overpayment within 10 business days, and in failing to do so, Buyer may offset the overpayment against future Subsequent Payments. Buyer’s obligation to make Subsequent Payments to Seller pursuant to this Article 3.2 shall cease when Buyer’s Subsequent Payments reach two million dollars ($2,000,000) in the aggregate.
     3.3 Fair Price. Seller acknowledges that the Purchase Price for the Acquired Assets is both fair and reasonable and fairly represents the fair market value obtainable for the Acquired Assets between a willing buyer and willing seller. The Purchase Price is in excess of the amount Seller could reasonably expect to receive upon a forced liquidation of such Acquired Assets.
     3.4 Tax Allocation. Buyer shall, within 120 days after the Closing Date, prepare and deliver to Seller a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the Acquired Assets in accordance with the requirements of section 1060 of the Code (such schedule, the “Allocation”). Buyer and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other proceeding). Buyer and Seller shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation. Notwithstanding any other provision of this Agreement, the terms and provisions of this Article 3.4 shall survive the Closing without limitation.
     3.5 Sales, Use and Other Taxes. Any sales, purchases, transfer, stamp, documentary stamp, use or similar taxes which may be payable by reason of the sale of the Acquired Assets under this Agreement are or the transactions contemplated herein shall be paid by Seller if not determined to be exempt under Section 1146(a) of the Bankruptcy Code.
ARTICLE 4
LICENSES AND AGREEMENTS

     4.1 RAIDCore License. At Closing, Buyer shall grant to Seller a license generally in the form of Exhibit 4.1, attached hereto with regard to the RAIDCore Technology (the “RAIDCore License”). As set forth in greater detail in Exhibit 4.1: (i) the RAIDCore License shall be a worldwide, royalty bearing license for use of the RAIDCore Technology in Seller’s DiMeda, MediaVault and Talon product lines only; (ii) no royalty shall be due from Seller to Buyer for two (2) years following the Closing Date, but, notwithstanding the foregoing, during this initial two year period, Seller shall be required to account for and pay to Buyer all royalties and fees, if any, Buyer is required to pay to Broadcom, in accordance with the provisions of the Broadcom License, based on sales or other activities by Seller; (iii) commencing two years after the Closing Date, Seller shall pay Buyer royalties and other fees as provided by the RAIDCore License; (iv) Seller may assign the RAIDCore License, and Buyer will not unreasonably withhold its consent to assignment the RAIDCore License by Seller, to no more than an aggregate of three (3) concurrent assignees to whom Seller (w) sells its entire right, title and interest in its DiMeda, MediaVault, and/or Talon product lines of Appliances (including all Intellectual Property rights and inventory associated with such product line, including the associated trademark and all rights under the RAIDCore License with respect to any future versions of such product line) including a sale of such product lines as part of the sale by Seller of all or substantially all of Seller’s business, or (x) exclusively licenses the right to produce and sell the DiMeda, MediaVault, and/or Talon product lines of Appliances provided, however, that (y) the RAIDCore License, as assigned, shall be limited to distribution of copies of RAIDCore Licensed Technology with the DiMeda, MediaVault, and/or Talon product lines of Appliances purchased from Seller by the assignee in connection with such assignment; and (z) be limited to one transferee or assignee per product line at any given time, provided that Seller may subsequently transfer or assign such rights to other third parties if the prior transferee or assignee defaults on their obligations or otherwise forfeits their rights such that the assignment is cancelled and all rights hereunder revert to Seller.
     4.2 RAIDCore Support. For a period of six (6) months after the Closing Date (“Support Period”), Buyer will provide Seller with development time and support up to a maximum of one full-time equivalent software engineer, per month, and related test time, per month (“Development Time”). During the Support Period, Development Time in excess one full-time equivalent software engineer, per month, and related test time, per month, shall be reimbursed to Buyer at the actual burdened cost of the software engineer, including travel and expenses. Seller shall not be entitled to more than the equivalent of one (1) such person’s time per month, with a lifetime maximum of six (6), one (1) persons months of Development Time. At the conclusion of the Support Period, Buyer shall have no obligation to provide to Seller any additional Development Time.
     4.3 NAS Agreement. At Closing, Seller and Buyer shall execute the NAS Agreement, which shall generally be in the form of Exhibit 4.3, attached hereto.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     5.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer to the best of its Knowledge that the statements contained in this Article 5 are correct and complete as of the Closing Date, except as expressly set forth in the schedules relating to this Article 5 (the “Disclosure Schedules”). The information disclosed in any numbered part of the

Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty unless the applicability of such disclosure to such other representation or warranty is reasonably apparent on its face. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).
     5.2 Validity of Agreement. Subject to any necessary authorization from the Bankruptcy Court, Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, except such Transaction Documents that are required by the terms hereof to be executed and delivered by Seller after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Seller at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court, all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms.
     5.3 Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in every jurisdiction in which it is required to be qualified. Subject to any necessary authorization from the Bankruptcy Court, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Business as now being conducted, to execute and deliver the Transaction Documents, subject to Bankruptcy Court authorization and to perform its obligations thereunder, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time, and to general equitable principles.
     5.4 No Conflicts. Except as set forth in Schedule 5.4, and subject to the approval of the Bankruptcy Court, including pursuant to the entry of the Sale Order, none of the execution, delivery or performance of this Agreement and the Transaction Documents by Seller will (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s Certificate of Incorporation or Bylaws, (b) result in the creation or imposition of any Lien upon any of the properties or assets of Seller, or (c) result in a violation or breach of any term or provision of any Law or Order applicable to Seller, other than such violations or breaches which would not materially and adversely affect the validity or enforceability of this Agreement of the Transaction Documents.
     5.5 No Consents. No consent, approval or action of, filing with or notice to any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, except (a) for consents, approvals or actions of and filings with or notice to the Bankruptcy Court and (b) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Transaction Documents or to perform its obligations hereunder or thereunder or have a Material Adverse Effect on the condition of the Business.

     5.6 Legal Proceedings. Except as set forth on Schedule 5.6:
          (a) Other than the Chapter 11 Case, there are no Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of the Acquired Assets which would (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, or (ii) have a Material Adverse Effect on the Business; and
          (b) Except for Orders of the Bankruptcy Court, there are no Orders outstanding against Seller.
     5.7 Title to Property. Subject to receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, Seller has, or at the Closing will have, the right to deliver to Buyer good, valid and marketable title to, or a valid leasehold interest or license in, all of the Acquired Assets free and clear of all Liens, Claims, and encumbrances and interests (other than Permitted Liens).
     5.8 Brokers. Except for the retention of Craig-Hallum Capital Group LLC, Seller has not incurred any liability to any broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. To the extent that any claims for commissions, fees or other compensation, including, without limitation, the fees of Craig-Hallum Capital Group LLC and any other brokerage fees, finder’s fees, or commissions, are ever asserted against Buyer in connection with this transaction, all such claims shall be paid by Seller whose actions form the basis of such claim and Seller shall indemnify, defend (with counsel reasonably satisfactory to Buyer), protect, and save and hold Seller harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby. This indemnification obligation shall be governed by Seller’s obligations under Article 14.1.
     5.9 Intellectual Property. Except as set forth on Schedule 5.9, Seller (a) owns and possesses all right, title and interest in and to (or has the right to use pursuant to a license or other permission) the Seller Intellectual Property; (b) has no obligation to compensate any Person for the right to use any of the Seller Intellectual Property (except, in the case of Seller Intellectual Property that is licensed, for obligations pursuant to the applicable license agreement); (c) has not granted to any Person any license (except in the Ordinary Course of Business), option or other similar rights in or to any of the Seller Intellectual Property; (d) has not received any written notice from any Person (except for routine notices sent from the Patent and Trademark office and/or the Copyright Office) that challenges the validity or enforceability of any of the Seller Intellectual Property; (e) has not received any notice from any Person challenging Seller’s ownership of, or right to use, any of the Seller Intellectual Property; and (f) to the Knowledge of Seller, no Person is infringing upon or has misappropriated any of the Seller Intellectual Property.
     5.10 Contracts. Except as set forth on Schedule 5.10, to the extent related to the Acquired Assets, Seller is not a party to any material Contract. Except as set forth on Schedule 5.10, Seller is not in default under any of the Assumed Contracts to which Seller is a party, all of which are in full force and effect.

     5.11 Tax Returns and Audits. Seller has timely filed all federal, state and local tax returns which are required to have been filed by it and, to the actual Knowledge of Seller, timely paid all amounts required to be paid by it. To the Knowledge of Seller, there are no claims for or investigations or audits of taxes pending or threatened against Seller.
     5.12 “AS IS” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5.1-5.11 ABOVE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR ASSUMED OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF ACQUIRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED OBLIGATIONS, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ACQUIRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ACQUIRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5.1-5.11 BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
     6.1 Organization. Buyer is validly existing and in good standing under the Laws of the State of Delaware and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.
     6.2 Authority. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and do not and will not violate any provisions of its organizational documents, any applicable Law or any agreement or instrument by which it is bound or Order binding upon it. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect, and to general equitable principles.
     6.3 No Conflicts or Violations. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Buyer do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any Third Party the right to modify, terminate or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under any agreement or instrument to which Buyer is bound or affected, or any Law to which Buyer is subject or any Order to which Buyer is subject.
     6.4 Brokers. Buyer has incurred no Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.
     6.5 Financing. Buyer has sufficient funds available to consummate the transactions contemplated hereby.
     6.6 No Other Representations or Warranties. Except for the representations and warranties and covenants contained in this Agreement, Buyer does not make any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, whether made by it or any of its Affiliates, officers, directors, employees, agents or representatives.
ARTICLE 7
COVENANTS OF SELLER; OTHER AGREEMENTS
     7.1 Consents and Approvals.
          (a) Seller, at Seller’s sole cost and expense, shall use commercially reasonable efforts (i) to obtain all necessary consents and approvals, as reasonably requested by Buyer, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including obtaining the Bidding Procedures Order and Sale Order, (ii) to make, as reasonably requested by Buyer, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Seller or any of its Affiliates pursuant to any applicable Law in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as requested by Buyer, all required consents and approvals (if any) necessary to assign and transfer Seller’s Permits to Buyer at Closing and, to the extent that one or more of Seller’s Permits are not transferable, to assist Buyer in obtaining replacements therefor. In the event that certain of Seller’s Permits, or any Contract or other license or agreement necessary for the operation of the Business as presently conducted are not transferable or replacements therefor are not obtainable on or before the Closing, but such

Permits, Contracts or other licenses or agreements are obtainable after the Closing, Seller shall continue to use such commercially reasonable efforts in cooperation with Buyer after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits, Contracts or other licenses or agreements after Closing and shall do all things necessary to give Buyer the benefits that would be obtained under such Permits, Contracts or other licenses or agreements, in each case at Seller’s sole cost and expense.
          (b) Each of the parties shall give any other notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of any Governmental Authority in connection with the matters contemplated by this Agreement.
     7.2 Access to Information and Facilities. Seller agrees that, prior to the Closing Date, Buyer and its representatives (including its accountants, advisors, consultants and legal counsel) shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of Seller, have reasonable access during normal business hours to all of Seller’s business facilities and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Seller (including any environmental audits and investigations or to conduct a physical inventory of the Inventory) and such examination of the Books and Records and financial condition of Seller as it reasonably requests and to make extracts and copies to the extent necessary of the Books and Records. Prior to the Closing Date, within 15 days after the end of each calendar month, Seller shall provide the Buyer with Seller’s interim monthly and year-to-date financial statements for such month which shall include those parts of the internal management reports as requested by the Buyer relating to such calendar month. Such interim financial statements shall (a) fairly present the financial condition of Seller as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby (subject to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure) and (b) be in accordance with the Books and Records (which shall be accurate and complete).
     7.3 Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement, from the date hereof until the Closing Date, Seller shall: (a) conduct the Business in the Ordinary Course of Business; (b) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations; (c) maintain and operate the Acquired Assets in the Ordinary Course of Business and repair and continue normal maintenance, normal wear and tear expected; (d) continue to operate the Business in all material respects in compliance with all Laws applicable to Seller or the Business; (d) continue to (i) conduct the Business, (ii) maintain the books and records of the Business in the Ordinary Course of Business (iii) maintain the employees of Seller; (e) promptly advise Buyer in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect; (f) not sell, lease transfer, mortgage, encumber, alienate or dispose of the Acquired Assets; (g) not institute new methods of accounting that will vary materially from the methods used by Seller as of the date of this Agreement except as may be required by GAAP; (h) not enter into any Contract or purchase order not in the Ordinary Course of Business; (i) not sell Inventory, other than in the Ordinary Course of

Business; and (j) not take any action inconsistent with this Agreement or with the consummation of the Closing.
     7.4 Notification of Certain Matters.
          (a) Seller shall give notice to Buyer, within twenty-four (24) hours of Seller’s Knowledge of the occurrence of the event giving rise to a notice obligation pursuant to this Article 7.4, of (i) the occurrence or nonoccurrence of any event that causes or would be likely to cause, directly or indirectly, any Material Adverse Effect on Seller, or (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Article 7.4(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          (b) Seller shall add Buyer, and Buyer’s counsel, to Seller’s so-called “Rule 2002 notice list” and otherwise provide notice to Buyer of all matters that are required to be served on Seller’s creditors pursuant to the Bankruptcy Code and Rules.
     7.5 Further Assurances. Buyer and Seller shall each execute all documents and take all actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Buyer and Seller shall each use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article 9 and Article 10, respectively, of this Agreement.
     7.6 Bankruptcy Actions.
          (a) Buyer acknowledged that Seller (i) has filed and served a motion (together with supporting papers and with notice thereof, on interested parties as required by the Bankruptcy Code and Rules) seeking entry of the Bidding Procedures Order on the Bankruptcy Court’s docket and (ii) the Bankruptcy Court entered the Bidding Procedures Order on the docket on August 28, 2008.
          (b) Buyer acknowledged that Seller has filed with the Bankruptcy Court one or more motions seeking to approve the transaction contemplated hereby (subject to filing further motions and pleadings as necessary) (collectively, the “Sale Motion”), which seek the Bankruptcy Court’s approval of this Agreement, Seller’s performance under this Agreement and the assumption and the assignment of the Assumed Executory Contracts (and to the extent contested by a Contract counterparty, Buyer’s providing evidence thereof), pursuant to section 365 of the Bankruptcy Code. Buyer shall take such actions as are reasonably requested by Seller to assist Seller in obtaining a finding by the Bankruptcy Court that the Buyer is deemed to have purchased the Acquired Assets in good faith pursuant to section 363(m) of the Bankruptcy Code and that it has the necessary qualifications to show adequate assurance of future performance with respect to the Assumed Executory Contracts as required by section 365 of the Bankruptcy Code.
          (c) A list of the Assumed Executory Contracts (as set forth on Schedule 2.1(a)(iv)) shall be filed as an exhibit to the Sale Motion if required by the Bankruptcy

Court and otherwise shall be described in sufficient detail to provide adequate notice to the non-debtor party to such contracts. Upon revision of Schedule 2.1(a)(iv) by Buyer pursuant to Article 2.1(b), Seller shall add any Assumed Executory Contracts to the exhibit or remove Assumed Executory Contracts from the exhibit, as applicable. Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Executory Contracts as determined by Seller based on the Books and Records. In cases in which Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.
          (d) Seller will provide Buyer with a reasonable opportunity to review and comment upon the proposed form of the Bidding Procedures Order and the Sale Order.
     7.7 Exclusivity; Solicitation.
          (a) Buyer and Seller acknowledge that under the Bankruptcy Code the sale of Acquired Assets is subject to approval of the Bankruptcy Court. Buyer and Seller acknowledge that to obtain such approval Seller must demonstrate that is has taken reasonable steps to obtain the highest or best price possible for the Acquired Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Acquired Assets to responsible bidders, entertaining higher or better offers from responsible bidders and, if necessary, conducting an Auction.
          (b) Seller represents that, other than the transactions contemplated by this Agreement, Seller is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Business or the Acquired Assets.
          (c) Seller acknowledges it has solicited other potential bids for the sale of the Business through the date of this Agreement. Pursuant to such efforts, and as consideration for substantial expenditures of time, effort and expense undertaken and continuing by the Buyer in connection with the completion of its due diligence review of the business and the preparation, negotiation, and execution of this Agreement, Seller acknowledges and agrees that (i) the Buyer shall be the stalking horse bidder at the Auction, (ii) no Person other than the Buyer shall be the stalking horse bidder at the Auction and Seller shall not participate in any negotiations for the purpose of naming any Person other than the Buyer as the stalking horse bidder in the Auction, and (iii) Seller shall actively oppose any effort by any other Person to be the stalking horse bidder; provided that consistent with its fiduciary duties to elicit the highest and best offer for the Acquired Assets and to conduct the Auction, Seller may solicit, encourage and negotiate higher or better offers for the Acquired Assets under the terms of the Bidding Procedures Order, and provided further that Seller may (A) in response to an acquisition proposal for some or all of the Acquired Assets that was not solicited after the date hereof, participate in negotiations or discussions with, request clarifications from, or furnish information to, any person which makes such acquisition proposal, and (B) continue discussions and negotiations and continue to provide information to any person, group or other entity with which Seller has been conducting such discussions or negotiations.

     7.8 Confidentiality; Non-Disclosure. Seller acknowledges and agrees that any materials developed by Buyer or any of its representatives (including its accountants, advisors, environmental, labor, employee benefits and any other consultants, lenders and legal counsel) are the property of Buyer and are confidential, shall be maintained as confidential by Seller and shall not be disclosed to any other Person. In the event Seller is required to disclose any such confidential information by Law or regulation as advised by counsel, or as may be necessary or appropriate in connection with the Chapter 11 Case, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to obtain a protection order and otherwise preserve the confidentiality of such information consistent with applicable Law. Information subject to the confidentiality obligations in this Article 7.8 does not include any information which (x) at the time of disclosure is generally available to or known by the public (other than as a result of its disclosure in breach of this Agreement) or (y) becomes available on a non-confidential basis from a Person who is not bound by a confidentiality agreement with the Buyer or its Affiliates or who is not otherwise prohibited from transmitting the information
     7.9 Other Bids. Buyer acknowledges that both before and after entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, Seller may solicit bids (“Bids”) from other prospective purchasers (collectively, “Bidders”) for the sale of all or substantially all of the Acquired Assets, on terms and conditions substantially the same in all respects to this Agreement (or improved terms) and in accordance with the procedures set forth in the Bidding Procedures Order and Article 9.2(d) below.
     7.10 Excluded Assets and Liabilities. Subsequent to the Closing, Seller agrees to indemnify, defend, protect, and save and hold Buyer harmless with respect to the Excluded Assets and Excluded Liabilities, provided, however, that Seller’s obligations under this section shall be governed by Article 14.1.
     7.11 Non-Seller Subsidiaries. Solely with regard to the Acquired Assets, to the extent that any Affiliate of Seller owns any property, assets, rights, titles or interests of any kind and nature which are or were heretofore used primarily in connection with the Acquired Assets (other than the type of assets of any Affiliate of Seller described in Article 2.3(a)), Seller hereby covenants that it will (and it will cause its Affiliates to), from time to time, prior to or subsequent to the Closing, without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as reasonably may be required to convey or transfer to Buyer any such property, assets, rights, titles or interests free and clear of all Liens and Liabilities.
     7.12 Taxes.
          (a) On or prior to the Closing (or after the Closing when due and payable, to the extent such Taxes are due and payable after the Closing), Seller shall pay all sales taxes, use taxes, payroll taxes, and Taxes which will be owed by Seller and attributable to periods prior to the Closing.
          (b) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges due and which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne and timely paid by Seller, and Seller shall prepare and timely file all Tax Returns required to be filed in connection with such payments.
          (c) Seller shall indemnify, defend (with counsel reasonably satisfactory to Buyer), protect, and save and hold Buyer harmless from and against any and all Claims, charges, interest or penalties assessed, imposed or asserted in relation to Seller’s obligations under this Article 7.12, provided, however, that Seller’s obligations under this section shall be governed by Article 14.1.
ARTICLE 8
COVENANTS OF PURCHASER
     8.1 Assumed Obligations. Subsequent to the Closing, Buyer agrees to be responsible for the payment and performance of the Assumed Obligations.
     8.2 Operation. Buyer shall be obligated to discharge, pay, perform and satisfy all of the duties, liabilities and obligations arising, from and after the Closing, from the ownership, maintenance, operation, use, development, sale or leasing of, or other operation of business with respect to the Acquired Assets and the Assumed Executory Contracts.
     8.3 Further Assurances. Buyer shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Buyer shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article 10 of this Agreement.
All of Buyer’s covenants set forth in this Article 8 shall survive the Closing.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date, unless waived by the Buyer in its sole and absolute discretion.
     9.1 Warranties True as of Both Present Date and Closing Date; Covenants.
          (a) All of the representations and warranties of Seller shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date) with the same force and effect as though made on and as of the Closing Date.
          (b) Seller shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
     9.2 Bankruptcy Conditions.

          (a) The Bidding Procedures Order shall have been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than twelve (12) days after the execution of this Agreement. The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court on or before sixty (60) days following the date of Effective Date.
          (b) The Sale Order shall approve this Agreement and sale of the Acquired Assets, free and clear of all Liens, Claims, and other interests and encumbrances (whether arising prior to or subsequent to the Chapter 11 Case, but except for the Assumed Obligations and Permitted Liens), approve and authorize the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been actually assumed and assigned to Buyer such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims (including, without limitation, cure claims under section 365 of the Bankruptcy Code, except as otherwise specifically provided in the Sale Order) existing as of the Closing or by reason of the Closing.
          (c) The Bidding Procedures Order shall provide, among other things, that:
               (i) upon the first to occur of (A) the date Seller consummates an Alternative Transaction, (B) ninety (90) days after the Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Seller in a manner substantially inconsistent with the terms of this Agreement, or (C) the confirmation of a plan of reorganization of Seller by the Bankruptcy Court that does not contemplate the transactions contemplated by this Agreement, Seller shall immediately (x) pay (in cash) to Buyer a breakup fee equal to five percent (5%) of the Cash Purchase Price offered by Buyer for the Acquired Assets (the “Breakup Fee”) and (y) reimburse Buyer (in cash) for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer in connection with the Chapter 11 Case and the negotiation, execution and delivery of this Agreement up to an aggregate amount of $100,000 (“Expense Reimbursement”);
               (ii) Seller is authorized without further Order of the Bankruptcy Court to pay any amounts that become due and payable to Buyer pursuant to this Agreement (including, without limitation, the Breakup Fee and Expense Reimbursement) and, pursuant to section 507(a)(2) of the Bankruptcy Code, Buyer shall have an allowed administrative expense priority claim for such amounts;
               (iii) no party submitting any other offer to purchase the Acquired Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment;
               (iv) prior to receipt by a prospective Bidder of any non-public information (including, without limitation, business and financial non-public information and access to representatives of Seller) from Seller, each Bidder shall be required to execute an appropriate confidentiality agreement, in a form acceptable to Buyer and Seller;

               (v) as part of any Bid, each Bidder, other than Buyer, shall submit a copy of this Agreement marked to show changes, along with any other bid package requirements to Seller and Buyer, and place into escrow a cash deposit of no less than $225,000;
               (vi) (A) an initial Bid will not be considered by Seller as qualified to participate in an Auction to purchase the Acquired Assets unless such Bid is for an amount equal to or greater than the aggregate of the sum of (I) $2,750,000 in cash; and (II) additional consideration having a value exceeding the Subsequent Payments; (a) any overbid Bids thereafter must be higher than the then existing lead Bid in increments of not less than $100,000 in cash; provided, however, any overbid Bids by Buyer thereafter shall only be required to be equal to the sum of: (I) the then existing lead Bid plus (II) $100,000 less (III) the dollar value of the Breakup Fee and Expense Reimbursement; and (b) a higher Bid will not be considered by Seller as qualified for the Auction if: (I) such Bid contains financing or due diligence contingencies of any kind; (II) such Bid is not received by Seller and Buyer in writing on or prior to the third (3rd) day prior to the Auction; or (IV) such Bid does not contain evidence that the Person submitting it has received debt and/or equity funding commitments or available cash sufficient in the aggregate to finance the purchase contemplated thereby, including proof of deposit into escrow of no less than $250,000 in cash (each Bid which meets the foregoing criteria constitutes, as applicable, a “Qualifying Bid”);
               (vii) if one or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Seller will conduct the Auction in accordance with the Bid Procedures and consistent with this Agreement. At the Auction, Seller shall have the right to select the highest or best Bid from Buyer and any Person who submitted a Qualifying Bid pursuant to Article 9.2(c)(vi) (the “Highest or Best Bid”), which may be determined by considering, among other things: (A) the number, type, and nature of any changes to this Agreement requested by each Bidder; (B) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Seller of such modifications or delay; (C) the total consideration to be received by Seller; (D) the likelihood of the Bidder’s ability to close a transaction and the timing thereof; and (E) the net benefit to the estate, taking into account Buyer’s rights to the Breakup Fee and Expense Reimbursement;
               (viii) at the Auction, Buyer shall have the right, but not the obligation, to: (A) submit further Bids along with a markup of this Agreement and (B) at any time, request that Seller announce, subject to any potential new Bids, the then current Highest or Best Bid and, to the extent Buyer requests, use reasonable efforts to clarify any and all questions Buyer may have regarding Seller’s announcement of the then current Highest or Best Bid;
               (ix) unless otherwise agreed to by Buyer, only the Persons who submitted Qualified Bids, the Buyer, Seller’s pre-petition and post-petition lenders, any official committee appointed in the Chapter 11 Case, and the United States Trustee may participate in the Auction; and
               (x) Seller shall not contest any argument by Buyer that it has standing to contest the Highest or Best Bid selected by Seller.

               (d) Notwithstanding Articles 9.2(a) and 11, nothing in this Agreement shall preclude Buyer or Seller from consummating the transactions contemplated herein if Buyer, in its sole discretion, waives the requirement that the Sale Order or any other Order shall have become Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Seller’s pre-petition and post-petition lenders, any official committee appointed in the Chapter 11 Case, and the United States Trustee, it being the intention of the parties hereto that Buyer shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of Final Orders.
     9.3 Material Adverse Change. There shall not have occurred a Material Adverse Change since the date of this Agreement.
     9.4 Litigation. No Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
     9.5 Approvals. All authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods (and any extension thereof) imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.
     9.6 Instruments of Assumption. Buyer shall have executed and delivered to the Buyer the Instruments of Assumption.
     9.7 NAS Agreement and RAIDCore License. Buyer and Seller shall have entered into the RAIDCore License and the NAS Agreement.
     9.8 Broadcom License Agreement. Prior to Closing the Bankruptcy Court shall have approved the Seller’s assumption of an assignment to Buyer of the Broadcom License.
     9.9 Other License Agreements. Prior to Closing, the Bankruptcy Court shall have approved the Seller’s assumption of and assignment to Buyer of the Macrovision License.
     9.10 Other Employment Matters.
          (a) Prior to the Effective Date, with Seller’s prior permission and authority, Buyer has made offers of employment to several employees of the Business and those employees have resigned their positions with Seller and are working for Buyer as of the Effective Date. Subject to Bankruptcy Court approval, Buyer shall pay Seller the sum of $6,500 to reimburse Seller for August 2008 healthcare and related benefits paid by Seller for employees of the Business who resigned their positions with Seller and were working for Buyer before August 31, 2008. Following the Effective Date, Buyer has Seller’s permission and authority to make offers of employment to additional employees of the Business upon terms and conditions determined by Buyer, with such employment, if any, commencing at such time as is mutually agreed upon by the employee and Buyer (those persons who have accepted offers of employment and who are actually employed by the Buyer referred to collectively as the “Rehired Employees”). For purposes of clarification, Seller shall be responsible for all Employee Compensation Obligations owed to any Rehired Employee.
          (b) Nothing contained in this Agreement shall confer upon any employee of Seller, Buyer or any Rehired Employee, before or after Closing, any right with respect to continuance of employment by Buyer, Seller or any of their respective Affiliates, nor shall anything herein interfere with the right of Buyer, Seller or any of their respective Affiliates to terminate the employment of any employee, including any Rehired Employee, at any time, with or without notice and for any or no reason, or restrict Buyer, Seller or any of their respective Affiliates in modifying any of the terms or conditions of employment of any employee, including any Rehired Employee, before or after Closing.
          (c) Subject to Bankruptcy Court approval, commencing August 18, 2008, Buyer shall reimburse Seller for Facility Services in the amount of $1,000 per day plus $10,500 per month only for the months of September 2008 and October 2008 (“Facility Payment”). Buyer shall remit the Facility Payment to Seller on the 20th calendar day of each month, or the next business day thereafter if the 20th day of the month falls on a weekend or holiday. For the month of August 2008, the Facility Payment shall be remitted within two (2) business days following Bankruptcy Court approval of this Article 9.10(c). Buyer may terminate its use of Facility Services and obligation to make the Facility Payment on not less than thirty (30) days prior written notice to Seller. Seller may terminate Buyer’s use of the Facility Services on not less than thirty (30) days notice days prior written notice to Buyer. All payments set forth in this Article 9.10 are subject to set off by Buyer against Seller’s obligation to pay the Loan Fee to Buyer as that term in defined in Section 2.6 of the DIP Loan.
     9.11 Schedules. Seller shall have delivered to Buyer completed Schedules as required by this Agreement. Such Schedules shall be deemed to be complete and this condition satisfied when they are reasonably acceptable to Buyer. After receipt of the Schedules, Buyer shall have five (5) days to review, comment on and ask Seller questions regarding the information provided in the Schedules. Buyer and Seller shall work together in good faith to resolve any questions or issues related to the Schedules so that such Schedules are reasonably acceptable to Buyer. Buyer shall not be able to claim that the Schedules are not reasonably acceptable to it unless the information contained in the Schedules discloses or reveals evidence of a Material Adverse Change to or Material Adverse Effect as of the date of delivery of the Schedules or as of the Closing.
     9.12 Closing Certificate. Seller shall have delivered to Buyer a certificate signed by Seller, dated the date of the Closing Date (in form and substance reasonably satisfactory to Buyer), certifying that the conditions specified in Articles 9.1 and Article 9.2 have been satisfied as of the Closing.
ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are, subject to the satisfaction of the following conditions precedent by Seller on or before the Closing Date, unless waived by the Seller in its sole and absolute discretion.
     10.1 Compliance. All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects, and Buyer shall have certified the foregoing to Seller in writing.
     10.2 Purchase Price. Seller shall have received the total Cash Purchase Price in immediately available funds.
     10.3 Instruments of Assumption. Buyer shall have executed and delivered to the Buyer the Instruments of Assumption.
     10.4 Closing Deliveries. Buyer shall have delivered to Seller a certificate signed by Buyer, dated the date of the Closing (in form and substance reasonably satisfactory to Seller) certifying that the conditions specified in Article 10.1, above have been satisfied as of the Closing.
     10.5 Litigation. No Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
     10.6 Bankruptcy Court. The Sale Order approving this Agreement and the sale of the Acquired Assets to Buyer, free and clear of all Liens, Claims, and other interests and encumbrances (whether arising prior to or subsequent to the Chapter 11 Case, but except for the Assumed Obligations and Permitted Liens), approving and authorizing the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been entered on the Bankruptcy Court’s docket.
     10.7 NAS Agreement and RAIDCore License. Buyer and Seller shall have entered into the RAIDCore License and the NAS Agreement.
ARTICLE 11
CLOSING
     11.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Cooley Godward Kronish, LLP, 101 California Street, 5th Floor, San Francisco, CA 94114 at 11:00 a.m. Pacific Time no later than the first business day after the date on which the conditions set forth in Articles 9 and 10 have been satisfied or waived, or on such other date or place as Buyer and Seller may determine (the “Closing Date”).
     11.2 Deliveries by Seller.
At the Closing, Seller shall deliver or procure delivery to Buyer of:
          (a) the Instruments of Assumption duly executed by Seller Buyer;

          (b) an affidavit from Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to section 1445 of the Code certifying under penalties of perjury that Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;
          (c) an assignment and assumption agreement with respect to Seller’s Permits and warranties in form and substance reasonably acceptable to Buyer, whereby Seller shall assign to Buyer all of their respective rights in and to any Permits and warranties relating (directly or indirectly) to the Acquired Assets or the Business, to the extent such Permits and warranties are assignable;
          (d) copies of all the Books and Records, and any data related to the Acquired Assets;
          (e) such other instruments, in form and substance, reasonably satisfactory to Buyer, as are necessary to vest in Buyer good and marketable title in and to the Acquired Assets in accordance with the provisions hereof;
          (f) all tangible Acquired Assets, which Buyer shall collect from Seller’s facility or other locations specified by Seller;
          (g) the duly executed RAIDCore License;
          (h) the duly executed NAS Agreement;
          (i) such documentation as may be necessary to change the authorized signatories on any bank accounts to be transferred hereby or powers of attorney relating (directly or indirectly) to the Acquired Assets; and
          (j) a certified copy of the Sale Order.
     11.3 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller (a) (i) the Instruments of Assumption duly executed by Buyer, (ii) the duly executed RAIDCore License and the NAS Agreement and (b) an amount equal to the Cash Purchase Price in immediately available funds.
     11.4 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as a Schedule or exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.
ARTICLE 12
TERMINATION; TERMINATION PAYMENT
     12.1 Termination.
This Agreement may be terminated prior to the Closing as follows:

          (a) by mutual written agreement of Buyer and Seller;
          (b) by either Buyer or Seller if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (c) by either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants or obligations set forth in this Agreement on the part of Seller, on the one hand, or the Buyer on the other hand, which breach would give rise to the failure of the conditions set forth in Articles 9 and 10, as applicable, and such breach is not cured within five (5) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;
          (d) by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that a material condition set forth in Articles 5, 9 and 10 for the benefit of the terminating party has not been or cannot be fulfilled or satisfied prior to the Termination Date and has not been waived by the terminating party, provided that the terminating party shall not be responsible for the failure of such condition to be satisfied;
          (e) by Buyer if Seller (i) seeks or supports Bankruptcy Court approval of an Alternative Transaction (other than to or by Buyer) or ninety (90) days after the Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Seller in a manner substantially inconsistent with the terms of this Agreement or (ii) executes and delivers an agreement or understanding of any kind with respect to an any of the items described in the foregoing clause (i);
          (f) by Buyer or Seller if the Bankruptcy Court enters an order approving any Alternative Transaction (other than the sale of the Business and the Acquired Assets to Buyer);
          (g) by Buyer or Seller on any day on or after October 15, 2008 (the “Termination Date”) if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Buyer and Seller in writing), unless the Closing has not occurred due to a material failure of the terminating party to perform or observe its covenants or obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;
          (h) by the Buyer if there is an event of default under the terms of the DIP Loan; and
          (i) by Buyer or Seller if the Bankruptcy Court fails to approve the Bidding Procedures Order.
     12.2 Breakup Fee and Expense Reimbursement.
          (a) Upon the first to occur of (i) the date Seller consummates an Alternative Transaction or (ii) following approval of the Bidding Procedures Order, ninety (90) days after the

Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Seller in a manner substantially inconsistent with the terms of this Agreement, Seller shall immediately pay (in cash) to Buyer the Breakup Fee and Expense Reimbursement, which shall be a super-priority administrative expense claim senior to all other administrative expense claims of Seller under section 364(c)(1) of the Bankruptcy Code.
          (b) If Buyer terminates this Agreement pursuant to Article 12.1(c) as a result of a material breach or default by Seller and Seller is not in material breach of this Agreement, Seller shall pay to Buyer $150,000 as complete liquidated damages hereunder, such payment to constitute a super-priority administrative obligation of Seller under section 364(c)(1) of the Bankruptcy Code. Notwithstanding the foregoing, Seller shall not be in breach of the provisions of this Article 12.1(b) if the Bankruptcy Court declines to enter a Sale Order that delivers title to the Acquired Assets to Buyer in a form that is satisfactory to Buyer.
          (c) If Seller terminates this Agreement pursuant to Article 12.1(c) as a result of a material breach or default by Buyer, and provided Seller is not in material breach of this Agreement, Buyer shall pay to Seller $150,000 as complete liquidated damages hereunder.
          (d) Each of the parties’ obligations to make payments pursuant to this Article 12.2 shall survive termination of this Agreement, other than in an instance in which this Agreement is terminated as a result of the Bankruptcy Court’s failure to approve the Bidding Procedures Order (for reason other than Seller’s breach of an obligation under this Agreement).
     12.3 Effect of Termination or Breach. If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except (i) for this Article 12.3 and (ii) for the provisions of this Agreement and that expressly or impliedly survive termination of this Agreement, each of provisions set forth in (i) and (ii) above to survive the termination of this Agreement; (b) the receipt by Buyer of (i) the Breakup Fee and Expense Reimbursement, which shall be payable in accordance with Article 12.2(a), or (ii) in situations by which this Agreement is terminated pursuant to Article 12.2(b), shall be Buyer’s sole and exclusive remedy other than for claims based on actual fraud, and the Buyer shall not be entitled to any other damages, losses, or payment from Seller, and Seller shall have no further obligation of Liability of any kind to the Buyer or its Affiliates on account of this Agreement; and (c) if this Agreement is terminated for any reason other than the termination of this Agreement by Seller pursuant to Article 12.1(c), Seller shall not be entitled to any damages, losses, or payment from Buyer, and Buyer shall have no further obligation or Liability of any kind to Seller or any of its Affiliates on account of this Agreement. The Buyer’s obligations under the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding anything provided here to the contrary, in the event that this Agreement is terminated as a result of the failure of the Bankruptcy Court to approve the Bidding Procedures Order (for reason other than Seller’s breach of an obligation under this Agreement), Seller shall not be obligated to pay him or her the Breakup Fee or Expense Reimbursement.
ARTICLE 13
ADDITIONAL POST-CLOSING COVENANTS

     13.1 Joint Post-Closing Covenants of Buyer and Seller. Buyer and Seller jointly covenant and agree that, from and after the Closing Date, Buyer and Seller will each use commercially reasonable efforts to cooperate with each other in connection with any Proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of Seller or Buyer for all periods prior to or including the Closing Date and (b) any audit of Buyer and/or any audit of Seller with respect to the sales, transfer and similar Taxes imposed by the Laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Buyer and Seller further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this Article 13.2 referred to herein shall be borne by the party who is subject to such action.
     13.2 Certain Consents. If consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Buyer, Seller will cooperate with Buyer and use commercially reasonable efforts in any lawful arrangement to provide that Buyer shall receive the interests of Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.
ARTICLE 14
POST-CLOSING AGREEMENTS
     14.1 Seller’s Indemnification.
          (a) Indemnity. Seller shall indemnify and hold Buyer harmless from and against any and all liabilities, losses, damages (excluding incidental, special, consequential and punitive damages), claims, deficiencies, costs and expenses (including reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding), net of any insurance proceeds payable with respect thereto (collectively, “Damages”) arising out of or resulting from, and will pay to Buyer the amount of Damages suffered thereby, together with any amount which it may pay or become obligated to pay on account of:
               (i) the breach or inaccuracy of any warranty or representation by Seller in this Agreement;
               (ii) Seller’s failure to perform or observe any term, provision, covenant or condition hereunder applicable to Seller; and
               (iii) any Excluded Liability.
          (b) Limitations. Notwithstanding anything to the contrary herein, the aggregate liability of Seller for Damages under this Agreement shall not exceed $500,000, to be paid exclusively from one or more setoffs by Buyer against amounts otherwise due to Seller as Subsequent Payments (the “Cap”); provided, however, that such Cap shall not apply for Damages resulting from common law fraud of Seller, which claims for Damages shall be a super-priority administrative expense claim senior to all other administrative expense claims of Seller under section 364(c)(1) of the Bankruptcy Code and shall not be limited to setoffs against Subsequent Payments.
     14.2 Survival. Except as otherwise provided in this agreement to the contrary, the representations and warranties of Seller and Buyer set forth in this Agreement and the indemnification obligations under Articles 14.1 of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until thirty (30) months following the Closing Date, at which time they shall expire. If an indemnification claim is properly asserted in writing by written notice prior to such expiration of the representation, warranty or obligation (including the indemnification obligations under Articles 14.1 of this Agreement) that is the basis for such claim, then such representation, warranty or obligation (including the indemnification obligations under Articles 14.1 of this Agreement) shall survive until, but only for the purpose of, the resolution of such claim.
ARTICLE 15
MISCELLANEOUS
     15.1 Expenses. Subject to payment of the Breakup Fee and the Expense Reimbursement, and as provided in article as provided in Article 12.2 hereof, each party hereto shall bear its own costs and expenses, including attorneys’ fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.
     15.2 Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Acquired Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.
     15.3 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.
     15.4 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.
     15.5 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Acquired

Assets, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.
     15.6 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.
     15.7 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.
     15.8 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     15.9 Binding Nature; Assignment. Subject to approval of the Bankruptcy Court, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other party (which shall not be unreasonably withheld or delayed); except that (a) Buyer may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Buyer (whether wholly owned or otherwise) or to its lenders and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Business or the Acquired Assets; (b) following the Closing, the rights and interests of Seller hereunder may be assigned to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code; (c) following the Closing, other than as provided in the RAIDCore License or the NAS Agreement, this Agreement may be assigned to any entity appointed as a successor to Seller pursuant to a confirmed chapter 11 plan; and (d) as otherwise provided in this Agreement. Seller hereby agrees that Buyer may grant a security interest in its rights and interests hereunder to its lenders, and Seller will sign a consent with respect thereto if so requested by Buyer or its lenders (upon approval by the Bankruptcy Court as necessary), and that the terms of this Agreement shall be binding upon any subsequent trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code.
     15.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California, without giving effect to choice of law principles.
     15.11 Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.
     15.12 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

     15.13 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.
     15.14 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.
     15.15 Publicity. Except as otherwise required by applicable law, the parties agree that they will not make any public statements or releases pertaining to the transaction contemplated herein without first mutually conferring and agreeing on the substance thereof. Notwithstanding the foregoing, the parties hereby agree that no public statements will be made until the motions described in Article 7.6 above are consummated, unless otherwise required by the U.S. securities laws or other applicable law.
     15.16 Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT FOR SO LONG AS THE CHAPTER 11 CASE IS OPEN ON THE DOCKET OF THE BANKRUPTCY COURT, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION. AFTER THE CHAPTER 11 CASE IS CLOSED ON THE DOCKET, THE PARTIES CONSENT TO JURISDICTION OF THE SUPERIOR COURT IN AND FOR THE COUNTY OF SAN DIEGO, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE FOREGOING..
     15.17 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy, email or other wire transmission (with answer back confirmation of such transmission, and, if sent by email, provided that a copy of such notice, request or instruction or other document be sent by overnight delivery), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

To Seller:	Ciprico Inc.

7003 W Lake Street, Suite 400
St. Louis Park, MN 55426
Attn: Steven D. Merrifield
Fax: 952-540-2402
smerrifield@ciprico.com

With a copy to: with a copy (which
shall not constitute notice to):

Fredrikson & Byron, P.A.
900 Second Avenue South, Ste. 4000
Minneapolis, Minnesota 55402
Attn: Clint Cutler
Fax: 612-492-7077
ccutler@fredlaw.com

To Buyer:

Dot Hill Systems Corp.
200 Faraday Avenue, Suite 100
Carlsbad California 92008
Hanif Jamal
Fax: 760-431-4457
Hanif.Jamal@dothill.com

with a copy (which shall not
constitute notice) to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, California 94111
Attn: Robert L. Eisenbach III
Fax: (415) 693-2222
reisenbach@cooley.com
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
     15.18 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns and any Persons named as an indemnitee herein, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement.
     15.19 Closing Actions. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction — or performance thereof as a condition precedent to the Closing).
     15.20 Conflict between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement or document referred to herein other than the DIP Loan agreement, this Agreement shall govern and control. Notwithstanding the foregoing, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the express terms and provisions of the RAIDCore License or the NAS Agreement, the express terms of the RAIDCore License and/or the NAS Agreement (as applicable) shall govern and control.

      In Witness Whereof, the parties hereto have executed this Amended and Restated Asset Purchase and Technology License Agreement as of the day and year first above written.

Dot Hill Systems Corp.
By:	/s/ Dana W. Kammersgard
	Name:	Dana W. Kammersgard
	Its:	Chief Executive Officer and President

Ciprico Inc. Debtor and Debtor In Possession
By:	/s/ Steven D. Merrifield
	Name:	Steven D. Merrifield
	Its:	Chief Executive Officer

EXHIBIT 1.1(a)
HBA Intellectual Property
1.	All schematic drawings, Gerber tapes, PIC code, eye diagram reports, BOMs and source CAD design files as may exist that are required to produce the following RAIDCore RC51xx, RC52xx, RC54xx series boards, and all production test scripts and test equipment as may exist that are required to test/verify the hardware functionality of the boards:

•	RC5110/5152-08

•	RC5210/5252-08

•	RC5252-04

•	RC5452-004 (Phoenix 4i)

•	RC5452-400 (Phoenix 4e)

•	RC5452-016 (Phoenix 16)

•	RC5452-404 (Phoenix 4i/4e)

•	Rev 2 RC5452-016 (Phoenix 16 based on Odin II)

2.	The RAIDCore Licensed Technology.

EXHIBIT 1.1(b)
Intellectual Property
See Exhibits 1.1(c)-(d)

EXHIBIT 1.1(c)
NAS Intellectual Property
A. Registered Copyrights: None
B. Patents: None
C. Registered or trademarks: None
D. Source Code and test materials: NAS source code for software known internally as Hydra, as implemented in Ciprico product DiMeda DM1716, and corresponding source code build data and software test scripts.
For the avoidance of doubt, no other technology is included in the NAS Intellectual Property, and the NAS Intellectual Property does not include any aspect of or technology implemented in the DiMeda DM1716 other than the source code corresponding to the NAS-functionality build implemented thereon.

EXHIBIT 1.1(d)
RAIDCore Licensed Technology
A. Registered Copyrights: None
B. Patents: None
C. Unregistered Trademarks: RAIDCORE, Hyperraid
D. Registered Trademarks: FULCRUM, U.S. Reg. No. 3,395,839
E. Source Code, Build Instructions, and Test Scripts:
1. RAIDCore and Ciprico VST RAID software source code stack implementing the features set out in the RAIDCore RC5400 series data sheets and VST Pro data sheets attached, to the extent that such features are implemented by the RAIDCore and/or VST RAID software, for the following operating systems (to the extent completed/applicable):
•	Windows XP/2003 32 and 64 bit

•	Windows Vista (all variants) 32 and 64 bit

•	Windows 2008 32 and 64 bit

•	Redhat v9 32 and 64 bit

•	RHEL v4, 5 32 and 64 bit

•	SuSE v10.1, 10.2 32 and 64 bit

•	SuSE Ent Server v10 32 and 64 bit

•	OS-X 10.4 and 10.5 for Mac
2. Supporting application GUI software source code and command-line software source code as may exist for RAIDCore RC5400 and VST Pro products.
3. All source and object code as may exist, and where applicable, compiled versions of Intel x86 compatible motherboard BIOS code supporting Intel ICHxR/ESB2, AMD SB600, AMD SB700 and Broadcom HT1000/1100 chipsets (drivers and configuration utility).
4. All source code owned and developed by Ciprico as may exist for controlling the licensing and upgrade process for the software above, including the Macrovision FNO license server hardware and software (to the extent owned and developed by Ciprico).
5. All build scripts, test scripts, support documentation, and bug-tracking databases, as may exist, for reproduction of the executables corresponding to any source code above.

Exhibit 3.1(a)(iv)
PROMISSORY NOTE

$1,000,000.00	September , 2008
     FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, Dot Hill Systems Corp., a Delaware corporation (the “Payor”) promises to pay to Ciprico Inc., a Delaware corporation and debtor-in-possession (the “Payee”), or Payee’s assigns, the principal amount of One Million Dollars ($1,000,000.00) or so much of said principal sum as may be outstanding in accordance with the provisions of this Promissory Note (the “Note”).
     1. Payment Terms. Payments in the amount of $23,809.52 each shall be due and payable on a monthly basis beginning on October 1, 2008, with the final payment and any additional unpaid amounts due hereunder payable in full on March 1, 2012. No interest shall accrue on the unpaid principal amount of this Note.
     2. Prepayment. This Note may be prepaid from time to time in whole or in part without permission or penalty.
     3. Currency. Payment of this Note shall be made in lawful money of the United States of America.
     4. Default. Each of the following shall constitute an “Event of Default” under this Note:
     (a) The Payor shall fail to make when due any payment under this Note, if such default is not cured within ten (10) business days after the due date thereof.
     (b) The Payor shall fail to comply with any material agreement, covenant, condition, provision, or term contained in this Note or any other agreement between Payor and Payee.
     (c) The Payor applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for the Payor or any substantial part of the property of the Payor, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for the Payor or for a substantial part of the property of the Payor and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Payor, and if such case or proceeding is not commenced by the Payor, it is consented to or acquiesced in by the Payor or remains for sixty (60) days undismissed; or the Payor takes any action to authorize, or in furtherance of, any of the foregoing.

     5. Remedies.
     (a) If any Event of Default shall occur, the principal amount of this Note less any payments of principal that have therefore been paid may, at the option of Payee, become immediately due and payable upon written notice to Payor. Payor hereby waives diligence, presentment, protest, demand for payment, notice of protest and non-payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, acceleration or enforcement of this Note.
     (b) In addition to the remedies set forth above, upon the occurrence of any Event of Default Payee may exercise all rights and remedies under any applicable law and may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of Payor then or thereafter with Payee, or any obligations of Payee, against the indebtedness then owed by Payor to Payee.
     (c) The undersigned agrees to pay all costs of collection, including attorneys’ fees, in the event this Note is not paid when due or otherwise upon the occurrence of an Event of Default.
     6. No Waiver. No delay on the part of Payee in exercising any power or right hereunder will operate as a waiver thereof nor will any single or partial exercise of any power or right hereunder preclude other or further exercises thereof or the exercise of any other power or right.
     7. Governing Law. This Note shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.
     8. Payment Date. In case any payment date is not a business day, then payment may be made on the next succeeding business day with the same force and effect as if made on such original date and no interest will accrue for the period after such date.
     9. Construction. If any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or this Note.
     10. Amendments. This Note may not be and will not be deemed or construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except by written instruments signed by the Payor and the Payee.
     11. Cancellation. After all the principal at any time owed on this Note has been paid in full, this Note shall be surrendered to the Payor for cancellation.
     12. Notice. Any demand, notice, or other communication to be given hereunder shall be in writing and personally delivered, sent by courier guaranteeing overnight delivery, or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

To Payee:	Ciprico Inc. 7003 W Lake Street, Suite 400 St. Louis Park, MN 55426 Attn: Steven Merrifield Fax: 952-540-2402 smerrifield@ciprico.com

To Payor:	Dot Hill Systems Corp. 200 Faraday Avenue, Suite 100 Carlsbad California 92008 Hanif Jamal Fax: 760-431-4457 Hanif.Jamal@dothill.com or as to any party, to such other address as shall be designated by such party in a notice to the other party. All such demands, notices, and other communications shall be deemed duly given three (3) days after deposit with the United States Postal Service, properly addressed and postage prepaid in the manner described above, or upon actual receipt if personally delivered or delivered by overnight courier.
     IN WITNESS WHEREOF, the Payor has executed and delivered this Note as of the above stated date.

Dot Hill Systems Corp.
By:
	Name:	Dana W. Kammersgard
Its: Chief Executive Officer and President

Exhibit 4.1
RAIDCORE SOFTWARE LICENSE AGREEMENT
     This RAIDCore Software License Agreement is made and entered into as of the Closing (as defined therein) of the APA (as defined herein) (“Effective Date”), by and between Dot Hill Systems Corp., a Delaware corporation (“Licensor”), and Ciprico Inc., a Delaware corporation (“Reseller”).
Recitals
     A. Reseller is selling to Licensor, and Licensor is purchasing from Reseller, certain assets under an Asset Purchase and Technology License Agreement, dated as of September 17, 2008 (the “APA”).
     B. Pursuant to the APA, Reseller is assigning to Licensor all of Reseller’s rights under a Technology License and Asset Purchase Agreement between Broadcom Corporation (“Broadcom”) and Reseller, dated June 6, 2006, as amended by the First Amendment to the Technology License and Asset Purchase Agreement, dated June 30, 2008, between Broadcom and Reseller (“Broadcom License”);
     C. Reseller wishes to obtain a license from Licensor, and Licensor is willing to grant to Reseller, a license to distribute certain Broadcom software included in technology licensed from Broadcom under the Broadcom License, together with improvements or derivative works thereof made by or for Reseller included in the assets purchased by Licensor from License under the APA, on and subject to the terms and conditions set forth in this Agreement.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:
          “Agreement” means this RAIDCore Software License Agreement, as the same may be amended, modified or waived by parties from time to time in accordance with its terms.
          “Appliance(s)” means Reseller’s DiMeda®, MediaVault™, and Talon™ product lines of computer storage appliance product(s), and related solutions and services produced, marketed, or sold by Reseller under the DiMeda®, MediaVault™, and Talon™ trademarks as of the date of the APA, and any future versions of such computer storage appliance products(s) that Reseller may bring to market from time to time under the DiMeda®, MediaVault™, and Talon™

trademarks based on and using substantially the same technology (or improvements thereto) as such existing product(s).
          “Broadcom” and “Broadcom License” shall have the meanings set forth in the preamble hereof.
          “End User Agreement” means a written, legally enforceable agreement that (i) is consistent with and does not exceed the scope of this Agreement; (ii) stipulates that the Licensed RAIDCore Software is licensed, not sold, and that title to and ownership of the Licensed RAIDCore Software and any portion thereof remain with Broadcom and Licensor; (iii) disclaims all express and implied warranties on behalf of Broadcom or Licensor, and excludes liability of Broadcom or Licensor for any special, indirect, exemplary, incidental or consequential damages; and (iv) prohibits the user from (a) copying the Licensed RAIDCore Software, except as reasonably necessary for internal back-up purposes, or (b) from modifying the Licensed RAIDCore Software, or (c) attempting to reverse engineer, decompile or disassemble any portion of the Licensed RAIDCore Software, or (d) exporting the Licensed RAIDCore Software or any underlying technology in contravention of any applicable U.S. or foreign export laws and regulations.
          “Intellectual Property Rights” means any and all now known or hereafter existing (a) rights associated with works of authorship, including copyrights and moral rights; (b) trade secret rights; (c) patents; (d) other proprietary rights in intellectual property of every kind and nature, excluding any trademark, trade name, trade dress and service mark rights and similar rights; and (e) all registrations, applications, renewals, extensions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.
          “Licensed RAIDCore Software” shall mean that (a) software that is designed to control a disk storage subsystem consisting of multiple hard disk drives to share or replicate data among the drives in accordance with industry standard RAID (Redundant Array of Independent Drives) level definitions, licensed to Seller by Broadcom, pursuant to the Broadcom License, including but not limited to that software set forth in Exhibit A attached hereto; and (b) any and all derivative works, alterations, enhancements, revisions, engineering changes or modifications to or related to such software that were made by or for Licensor, or by or for Reseller prior to the assignment of the Broadcom License to Licensor and included in the Acquired Assets purchased by Licensor from Reseller under the APA.
          “Licensor” shall have the meaning set forth in the preamble hereof.
          “RAIDCore Assets” shall mean have the meaning set forth in Section 1.1 of the APA.
          “Reseller” shall have the meaning set forth in the preamble hereof.
     1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement: the singular includes the plural; “includes” and “including” are not limiting; “may not” is prohibitive and not permissive; and “or” is not exclusive.

ARTICLE 2
LICENSE GRANT
     2.1 License Grants. Subject to strict compliance with the terms and conditions of this Agreement, including without limitation Reseller’s payment obligations hereunder, Licensor hereby grants to Reseller, under Intellectual Property Rights in Licensed RAIDCore Software and the RAIDCore Assets, a personal, non-exclusive, non-transferable (except as provided in Article 6 below), terminable (as provided in Article 5 below), worldwide, royalty-bearing license during the term of this Agreement, to distribute and sublicense copies of the Licensed RAIDCore Software only in object code form as part of or for use in Appliances sold by Reseller.
     2.2 License Restrictions.
          (a) No other use, distribution or application of the Licensed RAIDCore Software by Reseller is permitted except those expressly set forth herein.
          (b) Licensed RAIDCore Software is licensed, not sold, and title to and ownership of the Licensed RAIDCore Software and any portion thereof remain with Broadcom or Licensor, as applicable.
          (c) Nothing in this Agreement grants Reseller any license or right to, and Reseller shall not: (i) modify the Licensed RAIDCore Software, or (iii) attempt to reverse engineer, decompile or disassemble any portion of the Licensed RAIDCore Software; or (iii) export the Licensed RAIDCore Software or any underlying technology in contravention of any applicable U.S. or foreign export laws and regulations.
          (d) Reseller shall distribute copies of the Licensed Software solely to contract manufactures, resellers, and end users of Appliances pursuant and subject to an End User Agreement.
     2.3 Proprietary Notices. Reseller shall not remove, efface or obscure any copyright or trademark notices from the Licensed RAIDCore Software. Reseller shall not remove reproductions of the Licensor’s and Broadcom’s copyright notice with each copy of the Licensed RAIDCore Software. Reseller acknowledges that any symbols, trademarks, tradenames, and service marks adopted by Broadcom or Licensor to identify the Licensed RAIDCore Software belong to Licensor or Broadcom and that Reseller shall have no rights therein nor any right to use such symbols, trademarks, tradenames, and service marks in or in connection with the distribution or marketing of the Licensed RAIDCore Software.
     2.4 Ownership. Licensor (or Broadcom, as applicable) shall retain all right, title and interest, including any and all Intellectual Property Rights, in and to the Licensed RAIDCore Software except for the license rights expressly set forth herein. Reseller hereby covenants that it will not allege or assert any claim that the Licensed RAIDCore Software infringes any Intellectual Property Rights owned or controlled by Reseller.
     2.5 No Other Rights Granted. Apart from the license rights expressly set forth in this Agreement, Licensor does not grant and Reseller does not receive any right, title or interest nor any security interest or other ownership interest in any Intellectual Property Rights relating to the Licensed RAIDCore Software, nor in any copy of any part of the foregoing. For the avoidance of doubt, no license is granted under this Agreement to any Licensed Board Designs or Licensed Marks (as those terms are defined in the Broadcom License). Licensor reserves any and all rights not expressly granted to Reseller hereunder. Licensor shall be under no obligation under this Agreement to provide any support or maintenance for the Licensed RAIDCore Software to Reseller or to any end users to which Reseller distributes the Licensed RAIDCore Software. Any obligation by Licensor to provide support or maintenance shall be solely as expressly set forth in, and shall be governed by the terms and conditions of, the APA; provided that Licensor agrees to provide to Reseller standard level 3 customer support that Licensor makes generally available to reseller customers of Licensed RAIDCore Software. For the avoidance of doubt, Reseller acknowledges and agrees that no license or rights are granted to Reseller under this Agreement to or with respect to any Licensed Board Designs or Licensed Marks (as those terms are defined in the Broadcom License), or to make, have made, use, import or sell RAID Controller Cards (as that term is defined in the Broadcom License) based on any such Licensed Board Designs, or to access, use or distribute the source code for the Licensed RAIDCore Software.
ARTICLE 3
ROYALTIES
     3.1 Royalties.
          (a) Prior to Second Anniversary. Subject to Section 3.1(c), the license granted under Section 2.1 shall be royalty-free for any copies of the Licensed RAIDCore Software distributed by Reseller prior to the second anniversary of the Effective Date.
          (b) On and after the Second Anniversary. Subject to Section 3.1(c), for each copy of the Licensed RAIDCore Software distributed by Reseller on or after the second anniversary of the Effective Date, Reseller shall pay to Licensor a royalty equal to Licensor’s then-current royalty rate (or other fee or consideration paid by Licensor’s other licensees) offered to Licensor’s customers for licensing of the Licensed RAIDCore Software (or the closest functional equivalent then marketed by Licensor), provided that if Licensor licenses any other reseller, distributor or other like customer to distribute Licensed RAIDCore Software of equivalent features and functionality for a royalty lower than the applicable royalty payable by Reseller hereunder, Licensor shall promptly notify Reseller and offer to lower the royalty payable by Reseller to such lower royalty effective as of the date when such lower royalty is payable by the third party. Prior to the second anniversary of the Effective Date and from time to time thereafter, Licensor shall notify Reseller of the royalty rate payable under this Section 3.1(b).
          (c) Pre-Second Anniversary Royalties and Commissions. Notwithstanding the provisions of Section 3.1(a), until the second anniversary of the Effective Date, Reseller shall pay Licensor the following:
     (i) a royalty equal to two percent (2%) of Revenue of Reseller for all sales of RAID Controller Cards by or for Reseller; and

     (ii) a commission equal to twenty percent (20%) of all Revenue of Reseller related to the Licensed RAIDCore Software (other than distributions of the Licensed RAIDCore Software incorporated with RAID Controller Cards) for operation with a Broadcom integrated circuit products. The parties agree that the Revenue of Reseller related to such Licensed RAIDCore Software that is not separately priced from the price of the Appliance with which it is sold shall be fifty dollars ($50).
For purposes of this provision, the terms “Revenue” and “RAID Controller Cards” shall have the meanings set forth in the Broadcom License. If the royalties payable to Broadcom under the Broadcom License arising from the licenses granted to Reseller under this Agreement and the exercise thereof by Reseller prior to the second anniversary hereof or the delivery of copies of Licensed RAIDCore Software hereunder prior to the second anniversary hereof are greater than the royalties specified in item (i), Licensor may so notify Reseller and the royalty rate specified in item (i) shall be increased to the actual royalty rate payable to Broadcom.
          (d) Reports and Payments. Reseller shall submit a written report to Licensor for each calendar quarter during the term of this Agreement setting forth: (a) the number of copies of Licensed RAIDCore Software distributed by Reseller during such quarter, separately for each Appliance product line; (b) amount recorded by Reseller in its financial statements in accordance with Generally Accepted Accounting Principles and consistent with Reseller’s current policies with respect to such distributed copies, separately for (i) each Appliance product line, (ii) all sales of RAID Controller Cards by or for Reseller and (iii) Licensed RAIDCore Software (other than distributions of the Licensed RAIDCore Software incorporated with RAID Controller Cards) distributed for operation with a Broadcom integrated circuit products; (c) the amount of any royalties and commissions, if any, payable under this Agreement; and (d) any other information that may be reasonably requested by Licensor for the purpose of confirming that the proper amounts have been paid hereunder. Such reports shall be submitted, and payment of the applicable royalties shall be due and payable to Licensor, no later than thirty (30) days after the end of each calendar quarter. All amounts owed to Licensor under this Agreement will be paid in U.S. dollars.
     3.2 Taxes. All amounts payable under this Agreement by Reseller are exclusive of all taxes, duties, customs fees, and other similar government charges and fees or customs fees (other than taxes levied on Licensor’s income) that Licensor may be required to collect or pay upon purchase, sale or shipment of Licensed RAIDCore Software. If Reseller wishes to claim a tax exemption, Reseller must give Licensor a tax exemption certificate acceptable to the relevant taxing authority.
     3.3 Records; Audit Rights. During the term of this Agreement and for a period of two (2) years after expiration or termination of this Agreement, Reseller agrees to keep all usual and proper records and books of account and all usual and proper entries relating to this Agreement in accordance with generally accepted accounting principles. Licensor may conduct an audit of Reseller’s records, including such financial and other business records as may be relevant, to allow Licensor to confirm Reseller’s compliance with the terms of this Agreement and the correctness of all payments made or due to Licensor hereunder.

     3.4 Audit Procedures. Any such audit will be conducted by an auditor designated by Licensor or by an independent certified public accountant selected by Licensor, and will be conducted only with reasonable advance written request no more than twice in any twelve (12) month period, unless an underpayment as described below is found, in which case Licensor may conduct an additional audit following each such finding during the same twelve (12) month period. The audit will be conducted during regular business hours and will be conducted in such a manner as not to unreasonably interfere with Reseller’s normal business activities. Licensor agrees that it shall be responsible for the payment of the reasonable fees and costs of the auditor unless the auditor determines that Reseller has underpaid Licensor hereunder by an amount in excess of five percent (5%) of the amounts actually due, in which event Reseller shall be responsible and shall pay the audit costs. Reseller will remit to Licensor any underpayment within thirty (30) days of Reseller’s receipt of an invoice for such fee. Licensor recognizes and agrees that information learned during an audit is confidential and that such information may be used only in further disposition of the audit.
ARTICLE 4
DISCLAIMERS OF WARRANTIES; LIMITATIONS OF LIABILITY
     4.1 Disclaimer of Warranties; “AS IS” Transaction. RESELLER ACKNOWLEDGES AND AGREES THAT NEITHER RESELLER NOR BROADCOM MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO LICENSED RAIDCORE SOFTWARE, AND THAT LICENSED RAIDCORE SOFTWARE AND COPIES OF THEREOF AND ANY LICENSES OR RIGHTS HEREUNDER ARE FURNISHED AND LICENSED “AS IS” AND “WITH ALL FAULTS.” WITHOUT IN ANY WAY LIMITING THE FOREGOING, RESELLER, FOR ITSELF AND AND FOR BROADCOM DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.
     4.2 Limitations of Liability. IN NO EVENT WILL LICENSOR OR BROADCOM BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES, OR ANY DAMAGES FOR LOST DATA OR LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF SUCH PARTY OR PERSON KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LICENSOR’S TOTAL CUMULATIVE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF (1) AN AMOUNT EQUAL TO THE SUM OF ALL AMOUNTS PAID BY RESELLER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT FIRST GIVING RISE TO LIABILITY IN THE CASE OF LIABILITY ARISING AFTER THE SECOND ANNIVERSARY HEREOF OR (2) AN AMOUNT EQUAL TO RESELLER’S REVENUE FROM LICENSED RAIDCORE SOFTWARE DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT FIRST GIVING RISE TO LIABILITY IN THE CASE OF LIABILITY ARISING BEFORE THE SECOND ANNIVERSARY HEREOF, OR (3) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION REFLECT THE ALLOCATION OF RISK SET FORTH IN

THIS AGREEMENT AND THAT NEITHER PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS OF LIABILITY.
ARTICLE 5
TERM; TERMINATION
     5.1 Term. The term of this Agreement shall commence on the Effective Date and continue for an initial term of four (4) years, unless terminated earlier as provided in Section 5.2. The term of this Agreement shall automatically renew for additional successive one (1) year terms, unless either party shall give notice to the other party, not later than thirty (30) days before the expiration of the then current term, that it does not wish to renew.
     5.2 Termination.
     This Agreement may be terminated as follows:
          (a) By Reseller at any time upon ninety (90) days written notice to Licensor;
          (b) by mutual written agreement of Licensor and Reseller;
          (c) by Licensor, upon written notice to Reseller, if the Broadcom License shall terminate or the assignment of the Broadcom License contemplated by the APA shall not be effective; or
          (d) by Licensor, upon written notice to Reseller, if there shall have been a material breach or misrepresentation of any of the terms or conditions set forth in this Agreement on the part of Reseller, and such breach is not cured within thirty (30) days following written notice to Reseller of such breach.
     5.3 Effect of Termination or Breach. Upon termination of this Agreement, all licenses granted to Reseller hereunder shall immediately terminate, and Reseller shall destroy any copies of Licensed RAIDCore Software in its possession and furnish a certificate of such destruction, certified by an officer of Reseller, within fifteen (15) days following the date of termination. End User Agreements for Licensed RAIDCore Software distributed by Reseller in accordance and compliance with the terms and conditions of this Agreement prior to termination, and the provisions of Sections 2.4, 3.2, 3.3, 3.4, 3.5, 5.3 and Article 9, shall survive termination of this Agreement and remain in effect in accordance with their terms.
ARTICLE 6
ASSIGNMENT
     6.1 Binding Nature; Assignment.
          (a) This Agreement (including the licenses and rights granted to Reseller hereunder) shall not be assignable by Reseller, without the prior written consent of Licensor, which Licensor may withhold in its sole discretion except as provided in Section 6.1(b) .

          (b) Notwithstanding Section 6.1(a), Licensor will not unreasonably withhold its consent to assignment of this Agreement by Reseller to no more than an aggregate of three concurrent assignees to whom Reseller sells its entire right, title and interest in or exclusively licenses the worldwide right to manufacture and sell its DiMeda®, MediaVault™, and/or Talon™ product lines of Appliances (including all Intellectual Property Rights and inventory associated with such product line, including without limitation the associated trademark and all rights under this Agreement with respect to any future versions of such product line) including a sale of such product lines as part of the sale by Reseller of all or substantially all of Reseller’s business, provided that (i) the Agreement as assigned shall not include this Section 6.1(b) and no further transfer or assignment of the Agreement or any licenses or rights granted hereunder shall be permitted by the assignee; (ii) the licenses granted under this Agreement shall be limited to distribution of copies of Licensed RAIDCore Software only with the DiMeda®, MediaVault™, and/or Talon™ product lines of Appliances purchased from Reseller by the assignee in connection with such assignment; and (iii) the assignee agrees to comply with all the provisions of this Agreement (as amended in accordance with this Section 6.1(b)). Assignment by Reseller of this Agreement shall not relieve Reseller of its obligations or liabilities under this Agreement arising prior to such assignment. For the avoidance of doubt, Reseller may assign its rights hereunder to one assignee (or exclusive licensee) per product line at any given time, provided that Seller may subsequently transfer or assign such rights to other third parties if the prior transferee or assignee defaults on its obligations or otherwise forfeits its rights such that the assignment or exclusive license is cancelled and all rights hereunder revert to Reseller.
          (c) Any attempted assignment or transfer made in violation of this Section 6.1 shall be null and void. Subject to the provisions of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
ARTICLE 7
MISCELLANEOUS
     7.1 Entire Agreement. This instrument, together with the APA and NAS Joint Ownership Agreement, contains the entire agreement between the parties relating to the sale of the subject matter of this Agreement. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged. Nothing in this Agreement shall modify or supersede the terms of the APA, provided that to the extent any terms and provisions of this Agreement conflict with any term, condition or provision of the express terms and provisions of the APA, the express terms of this Agreement shall govern and control.
     7.2 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by both the parties hereto.
     7.3 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

     7.4 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.
     7.5 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.
     7.6 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     7.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California, without giving effect to choice of law principles.
     7.8 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.
     7.9 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.
     7.10 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.
     7.11 Bankruptcy Court Jurisdiction. THE PARTIES AGREE THAT FOR SO LONG AS THE CHAPTER 11 CASE BKY 08-43731 (“THE CHAPTER 11 CASE”) IS OPEN ON THE DOCKET OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF MINNESOTA, SUCH BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE PARTIES EXPRESSLY CONSENT TO AND AGREE NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION. AFTER THE CHAPTER 11 CASE IS CLOSED ON THE DOCKET, THE PARTIES CONSENT TO JURISDICTION OF THE SUPERIOR COURT IN AND FOR THE COUNTY OF SAN DIEGO, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT.
     7.12 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy, email or other wire transmission (with answer back confirmation of such transmission, and, if sent by email, provided that a copy of such notice, request or instruction or other document be sent by overnight delivery), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

To Reseller:	Ciprico Inc. 7003 W Lake Street, Suite 400 St. Louis Park, MN 55426 Attn: Steven Merrifield Fax: 952-540-2402 smerrifield@ciprico.com

With a copy to:
with a copy (which shall not constitute
notice to):	Fredrikson & Byron, P.A. 900 Second Avenue South, Ste. 4000 Minneapolis, Minnesota 55402 Attn: Clint Cutler Fax: 612-492-7077 ccutler@fredlaw.com

To Licensor:	Dot Hill Systems Corporation 200 Faraday Avenue, Suite 100 Carlsbad California 92008 Hanif Jamal Fax: 760-431-4457 Hanif.Jamal@dothill.com with a copy (which shall not
constitute notice) to:	Cooley Godward Kronish LLP 101 California Street, 5th Floor San Francisco, California 94111 Attn: Robert L. Eisenbach III Fax: (415) 693-2222 reisenbach@cooley.com or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
     7.13 Attorneys Fees. In the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

     7.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any person or entity other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations, claims, or causes of action under or by reason of this Agreement, except that Broadcom shall be a third party beneficiary of any disclaimers or limitations of liability applicable to it under this Agreement.
     In Witness Whereof, the parties hereto have executed this RAIDCore Software License Agreement as of the day and year first above written.

Dot Hill Systems Corp.
By:	/s/ Dana W. Kammersgard
	Name:	Dana W. Kammersgard
Its: Chief Executive Officer and President

Ciprico Inc. Debtor and Debtor In Possession
By:	/s/ Steven D. Merrifield
	Name:	Steven D. Merrifield
Its: Chief Executive Officer

EXHIBIT 1
LICENSED SOFTWARE
1. RAIDCore and Ciprico VST RAID software object code implementing the features set out in the RAIDCore RC5400 series data sheets and VST Pro data sheets, to the extent that such features are implemented by the RAIDCore and/or VST RAID software, for the following operating systems (to the extent completed/applicable):
•	Windows XP/2003 32 and 64 bit

•	Windows Vista (all variants) 32 and 64 bit

•	Windows 2008 32 and 64 bit

•	Redhat v9 32 and 64 bit

•	RHEL v4, 5 32 and 64 bit

•	SuSE v10.1, 10.2 32 and 64 bit

•	SuSE Ent Server v10 32 and 64 bit

•	OS-X 10.4 and 10.5 for Mac
2. Supporting application GUI software and command-line software object code as may exist for RAIDCore RC5400 and VST Pro products.
3. All object code as may exist, and where applicable, compiled versions of Intel x86 compatible motherboard BIOS code supporting Intel ICHxR/ESB2, AMD SB600, AMD SB700 and Broadcom HT1000/1100 chipsets (drivers and configuration utility).
Keys for the Licensed RAIDCore Software will be issued by Licensor upon request for copies of Licensed RAIDCore Software distributed by Reseller in accordance with this Agreement.

Exhibit 4.3
NAS JOINT OWNERSHIP AGREEMENT
     This NAS Joint Ownership Agreement is made and entered into as of the Closing (as defined therein) of the APA (as defined herein) (“Effective Date”), by and between Dot Hill Systems Corp., a Delaware corporation (“Dot Hill”), and Ciprico Inc., a Delaware corporation
(“Ciprico”), each a “Party” and collectively the “Parties.”
Recitals
     A. Ciprico is selling to Dot Hill, and Dot Hill is purchasing from Ciprico, certain assets under an Asset Purchase and Technology License Agreement, dated as of September 17, 2008 (the “APA”).
     B. Pursuant to the APA, Ciprico is conveying an undivided one-half interest in certain Joint NAS Intellectual Property (as defined below) to Dot Hill, and Ciprico and Dot Hill agree that their joint ownership of the Joint NAS Intellectual Property shall be without right of accounting, and subject to the terms and conditions of this Agreement.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:
          “Agreement” means this NAS Joint Ownership Agreement, as the same may be amended, modified or waived by the Parties from time to time in accordance with its terms.
          “Broadcast Television” shall mean video or audio content creation designed and targeted for the broadcast television industry, including the editing, manipulation, and broadcasting of images or sounds in real-time using digital technology specifically designed and targeted for the broadcast television industry.
          “Ciprico” shall have the meaning set forth in the preamble hereof.
          “Digital Cinema” means computer software, systems, apparatus and applications designed and used for capturing, digital intermediate work, and archiving of digital of digital assets in the cinema industry as well as the delivery and distribution of copies of motion pictures to cinema theatres in digital form, and ancillary support and maintenance services therefor.
          “Dot Hill” shall have the meaning set forth in the preamble hereof.

1.

          “Field” means the Use of Joint NAS Intellectual Property, and products implementing or embodying the Joint NAS Intellectual Property, in or for the Broadcast Television or Digital Cinema market.
          “Joint NAS Intellectual Property” shall mean the Joint NAS Intellectual Property as defined in the APA, in existence as of the Closing.
          “Specified Dot Hill OEM Customers” shall mean the following entities: IBM, Hewlett-Packard Co., Dell, Inc., Acer, Lenovo, Apple, HDS, NetApp, EMC, Sun Micro, Motorola, Alcatel-Lucent, Rackable, Verari, NEC, Toshiba, Fujitsu, Fujitsu-Siemens, DVS (Digital Video Systems), MaxData, Hammer, NewTech, Uniadex, Cray, Sepaton, Stratus, H3C, Lanner, Thecus, AMD, Quanta, and Mitac, SuperMicro and Tyan, and their respective successors.
          “Use” means use, execute, reproduce, prepare and have prepared derivative works, disclose, publicly display, publicly perform, distribute and otherwise transfer, make, have made, import, offer to sell and sell, including for resale.
     1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement: the singular includes the plural; “includes” and “including” are not limiting; “may not” is prohibitive and not permissive; and “or” is not exclusive.
ARTICLE 2
PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS FOR JOINT NAS
INTELLECTUAL PROPERTY
     2.1 Use, Exploitation and Licensing.
          (a) Field. Subject to the terms and conditions of this Agreement, Ciprico shall have the exclusive right, and Dot Hill grants to Ciprico a perpetual, irrevocable, world-wide, exclusive and royalty-free license, to Use the Joint NAS Intellectual Property and products incorporating or using the Joint NAS Intellectual Property solely in the Field and solely to customers other than Specified Dot Hill OEM Customers, and to license and assign (subject to Section 4.1) the Joint NAS Intellectual Property to third parties other than Specified Dot Hill Customers to Use solely in the Field. Ciprico shall be entitled to Use the Joint NAS Intellectual Property and products incorporating or using the Joint NAS Intellectual Property in the Field, and to license and assign (subject to Section 4.1) the Joint NAS Intellectual Property to third parties to Use in the Field (other than Specified Dot Hill OEM Customers), without the consent of or accounting to Dot Hill. Before selling, distributing or otherwise transferring Joint NAS Intellectual Property (or any product incorporating or using Joint NAS Intellectual Property) to any customer, reseller, integrator or other third party other than a Specified Dot Hill OEM Customer, Dot Hill (and any licensee or assignee of Dot Hill) must (a) provide such customer, reseller or other third party with written notice that such third party may not resell, redistribute or otherwise transfer or Use such Joint NAS Intellectual Property or product in the Field and (b) obtain the written agreement from any reseller or integrator that such reseller or integrator shall not resell, distribute or otherwise transfer or Use such Joint NAS Intellectual Property or product in or for use in the Field. Dot Hill shall not be entitled to, and shall not, Use the Joint NAS

2.

Intellectual Property in the Field, or license or assign the Joint NAS Intellectual Property to third parties to Use in the Field, without the prior written consent of Ciprico, which Ciprico may withhold in its sole discretion, provided, however, that nothing in this Agreement shall prohibit Dot Hill from selling, distributing or otherwise transferring any product incorporating or using Joint NAS Intellectual Property to the Specified Dot Hill OEM Customers, or restrict or require Dot Hill to restrict the Specified Dot Hill OEM Customers from Using such products in the Field.
          (b) Specified Dot Hill OEM Customers. Subject to the terms and conditions of this Agreement, Dot Hill shall have the exclusive right, and Ciprico grants to Dot Hill a perpetual, irrevocable, world-wide, exclusive and royalty-free license, to Use the Joint NAS Intellectual Property and products incorporating or using the Joint NAS Intellectual Property to or for Specified Dot Hill OEM Customers, and to license and assign (subject to Section 4.1) the Joint NAS Intellectual Property to Specified Dot Hill OEM Customers. Dot Hill shall be entitled to Use the Joint NAS Intellectual Property and products incorporating or using the Joint NAS Intellectual Property to or for Specified Dot Hill OEM Customers, and to license and assign (subject to Section 4.1) the Joint NAS Intellectual Property to Specified Dot Hill OEM Customers, without the consent of or accounting to Ciprico. Ciprico shall not sell, distribute or otherwise transfer Joint NAS Intellectual Property (or any product incorporating or using Joint NAS Intellectual Property) to any Specified Dot Hill OEM Customer, or to any reseller, integrator other third party for resale, distribution or other transfer to any Specified Dot Hill OEM Customer. For avoidance of doubt, nothing in this Agreement shall prohibit Ciprico from selling, distributing, licensing or assigning any product to Specified Dot Hill OEM Customers so long as such product does not incorporate or use any Joint NAS Intellectual Property.
          (c) Other. Except as otherwise provided in Sections 2.1(a) and (b), Ciprico and Dot Hill shall each be entitled to Use the Joint NAS Intellectual Property and products incorporating or using the Joint NAS Intellectual Property, and to license and assign (subject to Section 4.1) the Joint NAS Intellectual Property to third parties, without the consent of or accounting to the other Party.
     2.2 Enforcement.
          (a) In the Field. Ciprico shall have the exclusive right to bring, maintain and settle any actions, suits or other proceedings to enforce the Joint NAS Intellectual Property against any infringers in the Field in any jurisdiction in the world. Ciprico shall be solely responsible for the costs of any such actions, suits or other proceedings, and shall be entitled to retain 100% of the proceeds of any judgment, award or settlement resulting therefrom.
          (b) Notice; Cooperation. Each party will use reasonable efforts to notify the other party of any potential or suspected infringement of the Joint NAS Intellectual Property. Upon such notification, the parties shall meet to discuss any actions, suits or other proceedings to enforce the Joint NAS Intellectual Property, if the infringement does not pertain to the Field. At the other party’s request and expense, each party will cooperate with the other party in executing copyright registrations or other instruments necessary to confirm or perfect the other party’s ownership and enforcement rights in the Joint NAS Intellectual Property, and in being joined as a party to litigation where necessary. In the event that no agreement is reached regarding the

3.

bringing of suit or other proceeding (“suit”) against a potential infringer outside the Field, the party sending such notification shall have the sole right to bring such suit, provided however that (a) the other party may participate in such suit and shall receive a percentage of any recovery, such percentage to be equal to the percentage contributed by that party (up to a maximum of 50%) of the entire total of costs and fees incurred by both parties in bringing such suit, and (b) no suit shall be brought by Ciprico against a Specified Dot Hill OEM Customer, inside or outside the Field, without Dot Hill’s prior written consent, which it may withhold in its sole discretion. In the event that one party (the “suing party”) commences a suit against a third-party in accordance with this provision, the other party will not grant a license to the third party under Joint NAS Intellectual Property while such suit is pending, unless (i) the suing party gives written consent to the grant of such license, which may be withheld in the suing party’s sole discretion; (ii) the other party is Ciprico and the potential infringement occurs in the Field and the third party is not a Specified Dot Hill OEM Customer; or (iii) the third-party is an already-existing and current customer, reseller, or licensee of the other party or the other party was in discussions with the third party with respect to a license or sale of Joint NAS Intellectual Property (or products incorporating or using Joint NAS Intellectual Property) at the time the suing party notified the other party of the potential infringement.
     2.3 Patent Prosecution. The Joint NAS Intellectual Property does not currently include any issued patents or pending patent applications in any jurisdiction. Neither Party shall file any patent application with respect to Joint NAS Intellectual Property without prior written notice to the other Party and consultation with the other Party as described in this Section. In the event a Party wishes to file a patent application, the Parties shall discuss: (i) whether any patent application or applications should be filed on such Joint NAS Intellectual Property; (ii) which Party should prepare and file such application or applications (taking into account the scope of the fields to be claimed in the application); and (iii) the country or countries in which the same is to be filed. Unless otherwise mutually agreed, the patent prosecution expenses incurred in connection with jointly preparing and filing patent applications on Joint NAS Intellectual Property shall be divided equally between the Parties and any resulting patents shall be owned jointly by the Parties and subject to the terms of this Agreement. If after this consultation one Party declines to join in the filing of a patent application on Joint NAS Intellectual Property for which the other Party deems it reasonable and necessary to seek patent protection, then the latter Party may file and prosecute such patent application(s) at its sole expense. In such event, the filing Party will be the sole owner of the corresponding invention, patent application, or any resulting patents, and have the sole right to prosecute such patent application(s). The declining Party will assign its rights, title and interest in such invention(s), patent application(s), and resulting patents to the other Party in all applicable jurisdictions, subject to the licenses granted under this Agreement.
     2.4 Improvements. For the avoidance of doubt, any improvements, enhancements or derivative works of the Joint NAS Intellectual Property created or otherwise developed by either Party after the Effective Date shall be sole and exclusive property of such Party, and shall not be jointly owned under this Agreement. However, such sole ownership shall not imply or be deemed to grant any right or license to Use any Joint NAS Intellectual Property incorporated or otherwise used in such improvement, enhancement or derivative work except as permitted by this Agreement.

4.

ARTICLE 3
INDEMNIFICATION
     3.1 Indemnification. Each party (an “Indemnitor” when obligated to indemnify the other party under this Section 3.1) shall indemnify and hold the other party harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from the Use or licensing to a third party solely by the Indemnitor of the Joint NAS Intellectual Property.
ARTICLE 4
ASSIGNMENT
     4.1 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without prior written consent of the other Party (which shall not be unreasonably withheld or delayed); except that (a) Dot Hill may assign any of its rights and obligations hereunder to any affiliate or subsidiary of Dot Hill (whether wholly owned or otherwise), to its lenders or, in whole or in part, to any successor-in-interest or any person acquiring all or any portion of the Business or the Acquired Assets (as those terms are defined in the APA); (b) Ciprico may assign any of its rights and obligations hereunder to any affiliate or subsidiary of Ciprico (whether wholly owned or otherwise), to its lenders or, in whole or in part, to any successor-in-interest; and (c) the rights and interests of Ciprico hereunder may be assigned to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code, or to any entity appointed as a successor to Ciprico pursuant to a confirmed chapter 11 plan. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment or transfer made in violation of this Section shall be null and void. Neither Party shall assign any interest in Joint NAS Intellectual Property unless such assignment is made subject to the rights and licenses granted and covenants undertaken by such Party under this Agreement.
ARTICLE 5
MISCELLANEOUS
     5.1 Entire Agreement. This instrument, together with the APA and the RAIDCore Software License Agreement, contains the entire agreement between the Parties relating to the sale of the subject matter of this Agreement. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged. Nothing in this Agreement shall modify or supersede the terms of the APA, provided that to the extent any terms and provisions of this Agreement conflict with any term, condition or provision of the express terms and provisions of the APA, the express terms of this Agreement shall govern and control.
     5.2 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by both the Parties hereto.

5.

     5.3 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.
     5.4 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.
     5.5 Further Assurances. Each Party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other Party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the Parties with respect thereto.
     5.6 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
     5.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California, without giving effect to choice of law principles.
     5.8 Construction. In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.
     5.9 Counterparts. This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.
     5.10 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.
     5.11 Bankruptcy Court Jurisdiction. THE PARTIES AGREE THAT FOR SO LONG AS THE CHAPTER 11 CASE BKY 08-43731 (“THE CHAPTER 11 CASE”) IS OPEN ON THE DOCKET OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF MINNESOTA, SUCH BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE PARTIES EXPRESSLY CONSENT TO AND AGREE NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION. AFTER THE CHAPTER 11 CASE IS CLOSED ON THE DOCKET, THE PARTIES CONSENT TO JURISDICTION OF THE SUPERIOR COURT IN AND FOR THE COUNTY OF SAN DIEGO, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT.
     5.12 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (a) when received if

6.

given in person, (b) on the date of transmission if sent by telex, telecopy, email or other wire transmission (with answer back confirmation of such transmission, and, if sent by email, provided that a copy of such notice, request or instruction or other document be sent by overnight delivery), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

To Ciprico:	Ciprico Inc.
7003 W Lake Street, Suite 400
St. Louis Park, MN 55426
Attn: Steven Merrifield
Fax: 952-540-2402
smerrifield@ciprico.com

With a copy to:
with a copy (which
shall not constitute
notice to):	Fredrikson & Byron, P.A.
900 Second Avenue South, Ste. 4000
Minneapolis, Minnesota 55402
Attn: Clint Cutler
Fax: 612-492-7077
ccutler@fredlaw.com

To Dot Hill:	Dot Hill Systems Corporation
200 Faraday Avenue, Suite 100
Carlsbad California 92008
Hanif Jamal
Fax: 760-431-4457
Hanif.Jamal@dothill.com

with a copy
(which shall not
constitute notice) to:	Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, California 94111
Attn: Robert L. Eisenbach III
Fax: (415) 693-2222
reisenbach@cooley.com
or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.
     5.13 Attorneys Fees. In the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be

7.

entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.
     5.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and nothing contained herein, express or implied, is intended to confer on any person or entity other than the Parties hereto or their successors and permitted assigns, any rights, remedies, obligations, claims, or causes of action under or by reason of this Agreement, except that Broadcom shall be a third party beneficiary of any disclaimers or limitations of liability applicable to it under this Agreement.
     In Witness Whereof, the Parties hereto have executed this NAS Joint Ownership Agreement as of the day and year first above written.

Dot Hill Systems Corp.
By:	/s/ Dana W. Kammersgard
	Name:	Dana W. Kammersgard
Its: Chief Executive Officer and President

Ciprico Inc. Debtor and Debtor In Possession
By:	/s/ Steven D. Merrifield
	Name:	Steven D. Merrifield
Its: Chief Executive Officer

8.

SCHEDULES TO
ASSET PURCHASE AND TECHNOLOGY
LICENSE AGREEMENT
By and Between
Dot Hill Systems Corp.
and
Ciprico Inc.
dated September 17, 2008
     The Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representations or warranties of the Seller or the Buyer, except as and to the extent provided for in the Agreement, subject to the limitations therein. Certain of the information contained in the Schedules may not be required to be disclosed pursuant to the Agreement and such information is included for informational purposes only and shall not be deemed to alter any of the representations or warranties in the Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to Seller or the Buyer.
     Disclosures by attachments to the Schedules are deemed as though made herein. Capitalized terms used in the Schedules and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. Headings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the information presented. The disclosures set forth in any section of the Schedules relate only to the representations and warranties in the section of the Agreement in which such section of the Schedule is expressly referenced and to such other sections where such disclosure is readily apparent and reasonably relates.

Schedule 2.1(a)(iv)
Assumed Executory Contracts
1.	Broadcom License.

2.	Software License and Services Agreement between Macrovision Corporation and Seller dated September 13, 2007.

Schedule 2.1(a)(v)
Equipment
To be provided post-signing, but prior to Closing.

Schedule 2.1(a)(vi)
Office Supplies, Production Supplies, Spare Parts, and Other Miscellaneous Supplies
None.

Schedule 2.1(a)(vii)
Security Deposits and Advances
None.

Schedule 2.1(a)(viii)
Claims
None.

Schedule 2.1(a)(x)
Permits, Licenses, Certifications, Approvals
1.	Seller’s PCI SIG vendor identification number.

Schedule 2.1(a)(xii)
Goodwill and Other Intangible Property
None

Schedule 2.1(a)(xiii)
Rights to be Indemnified
None

Schedule 2.1(a)(xiv)
Proceeds under Insurance Policies
None

Schedule 2.1(a)(xv)
Security Deposits relating to Assumed Executory Contracts
None

Schedule 5.4
No Conflicts
1.	Software License and Services Agreement between Macrovision Corporation and Seller dated September 13, 2007.

Schedule 5.6
Legal Proceedings
None.

Schedule 5.9
Intellectual Property
Broadcom License

Schedule 5.10
Material Contracts
1.	Broadcom License

2.	Software License and Services Agreement between Macrovision Corporation and Seller dated September 13, 2007.
Defaults under Material Contracts
None